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As Filed With The Securities and Exchange Commission on April 4, 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EAGLE BULK SHIPPING INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-0450435 (I.R.S. Employer Identification No.)
Eagle Bulk Shipping Inc. 29 Broadway New York, New York 10006 (212) 785-2500 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000 (telephone number) (212) 455-2502 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock par value $.01	$250,000,000	$29,425

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)
Includes Common Stock, if any, that may be sold pursuant to the underwriters' over-allotment option.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	APRIL 4, 2005

                   Shares

[Company Logo]

Eagle Bulk Shipping Inc.

Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock.

We currently anticipate the initial public offering price of our common stock to be between $                               and $                               per share. After pricing of this offering, we expect that our shares of common stock will trade on the Nasdaq National Market under the symbol "EGLE."

Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional            shares from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                 and the proceeds, before expenses, to us will be $                     .

The underwriters are offering the common stock as set forth under "Underwriting". Delivery of shares will be made on or about            , 2005.

Joint Bookrunners

UBS Investment Bank	Bear, Stearns & Co. Inc.

        You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than shares of our common stock or (2) shares of our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	9
Forward-Looking Statements	21
Use Of Proceeds	22
Dividend Policy	23
Capitalization	24
Dilution	25
Selected Consolidated Financial Data	26
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	27
The International Dry Bulk Shipping Industry	34
Business	44
New Credit Facility	55
Management	56
Principal Stockholders	60
Certain Relationships and Related Party Transactions	62
Shares Eligible For Future Sale	64
Description Of Capital Stock	66
Certain Marshall Islands Company Considerations	69
Tax Considerations	73
Underwriting	83
Legal Matters	86
Experts	86
Where You Can Find Additional Information	87
Glossary Of Shipping Terms	88
Index To Consolidated Financial Statements	F-1

        Until                    , 2005, 25 days after the date of this prospectus, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

DRY BULK SHIPPING INDUSTRY DATA

        The discussions contained under the sections of this prospectus entitled "Prospectus Summary," "Business" and "The International Dry Bulk Shipping Industry" have been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

ii

PROSPECTUS SUMMARY

        This section summarizes some of the information and consolidated financial statements that appear later in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later. In this prospectus, references to "Eagle Bulk Shipping Inc.", "we", "us", "our company" and "our" refer to Eagle Bulk Shipping Inc. and its subsidiaries. References to our "fleet" refer to the 11 Handymax dry bulk vessels that we have purchased or agreed to purchase. The description of our business and references to our fleet are as of June 2005.

Our Company

        We are Eagle Bulk Shipping Inc., a newly-formed Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Handymax dry bulk vessels. Handymax dry bulk vessels range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer along worldwide shipping routes. We own a modern fleet of Handymax dry bulk vessels that we have purchased or agreed to purchase from unrelated third parties. We have taken delivery of nine vessels and expect delivery of two vessels in July and August 2005. Our 11 vessel fleet has a combined carrying capacity of 540,456 dwt and an average age of only six years as of June 2005, as compared to an average age for the world Handymax dry bulk fleet of over 15 years.

        Our strategy is to charter our vessels primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters. We have entered into time charters for nine of our vessels, which have an average length of approximately two years and an average daily rate of $            . We expect to enter into time charters on similar terms for our remaining two vessels. For the years 2005 and 2006,             % and            %, respectively, of our fleet's available days are committed on time charters.

        A time charter involves the hiring of a vessel from its owner for a period of time pursuant to a contract under which the vessel owner places its ship (including its crew and equipment) at the service of the charterer. Under a typical time charter, the charterer pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of fuel and port and canal charges. Subject to certain restrictions imposed by us in the contract, the charterer determines the type and quantity of cargo to be carried and the ports of loading and discharging. The technical operation and navigation of the vessel at all times remains our responsibility, including vessel operating expenses, such as the cost of crewing, insuring, repairing and maintaining the vessel, costs of spare parts and supplies, tonnage taxes and other miscellaneous expenses.

Our Fleet

        The following table presents certain information concerning our fleet as of June 2005.

Vessel	Delivery Date	Dwt	Age	Time Charter Expiration Date (1)	Daily Time Charter Hire Rate
Cardinal (2)	April 2005	55,362	1 year	March 2007 to June 2007	$
Condor (3)	April 2005	50,206	4 years	—		—
Falcon (3)	April 2005	50,206	4 years	February 2008 to June 2008	$
Harrier (3)	April 2005	50,206	4 years	March 2007 to June 2007	$
Hawk I (3)	April 2005	50,206	4 years	March 2007 to June 2007	$
Shikra	April 2005	41,096	21 years	July 2006 to November 2006	$
Griffon (2)	May 2005	46,635	10 years	February 2006 to April 2006	$
Kite	May 2005	47,195	8 years	March 2006 to May 2006	$
Peregrine (2)	June 2005	50,913	4 years	October 2006 to January 2007	$
Sparrow (2)(4)	Expected July 2005	48,225	5 years	November 2006 to February 2007	$
Osprey (3)(4)	Expected August 2005	50,206	3 years	—		—

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon the termination of the charter.

(2)
These vessels are similar ships built at the same shipyard.

(3)
These vessels are sister ships.

(4)
As expected to be renamed by us after delivery.

Management of Our Fleet

        Our senior management team is led by Sophocles Zoullas, a New York native who has 20 years of experience in the shipping industry, with a primary focus on the Handymax and Handysize dry bulk sectors. Our New York City based management team undertakes all commercial and strategic management of our fleet and supervises the technical management of our vessels. The technical management of our fleet is provided by an unaffiliated third party, V.Ships, the world's largest provider of independent ship management and related services, which we refer to as our technical manager.

  •
  Strategic management. We locate, obtain financing and insurance for, purchase and sell vessels.

  •
  Commercial management. We obtain employment for our vessels and manage our relationships with charterers.

  •
  Technical Management. The technical manager performs day-to-day operations and maintenance of our vessels.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry, including:

  •
  A fleet of 11 Handymax dry bulk vessels. We are the largest U.S. based owner of Handymax dry bulk vessels. We view Handymax vessels as a highly attractive sector of the dry bulk shipping industry relative to larger vessel sectors for due to their:

—	reduced volatility in charter rates;
—	smaller newbuilding orderbook;
—	increased operating flexibility;
—	ability to access more ports;
—	ability to carry a more diverse range of cargoes; and
—	broader customer base.
  •
  A modern, high quality fleet. Our 11 Handymax vessels have an average age of only six years, as compared to an average age for the world Handymax dry bulk fleet of over 15 years. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing employment for our ships. Our fleet was built to high standards and 10 of our vessels were built at leading Japanese shipyards, including Mitsui Engineering and Shipbuilding Co., Ltd., or Mitsui, which built six of our vessels, and Oshima Shipbuilding Co., Ltd., or Oshima, which built four of our vessels.

  •
  A fleet of sister and similar ships. Our fleet includes a group of five identical sister ships built at the Mitsui shipyard based upon the same design specifications and four similar ships built at the Oshima shipyard that use many of the same parts and equipment. Operating sister and similar ships provides us with operational and scheduling flexibility, efficiencies in employee training and lower inventory and maintenance expenses. We believe that this should allow us both to increase revenue and lower operating costs.

  •
  A medium- to long-term fixed-rate time charter program. We have entered into agreements to time charter nine of our 11 vessels and expect to enter into time charters on similar terms for our remaining two vessels. Our charters range in length from one to three years with an average of approximately two years and provide for fixed semi-monthly payments in advance. We believe that this structure provides significant visibility to our future financial results and allows us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

  •
  An experienced management team. Our New York City based team of senior executives, including Sophocles Zoullas, have an average of 20 years of experience in the shipping industry, primarily in the Handymax and Handysize dry bulk sectors, and have a record of accomplishment in the shipping industry. The members of our management team have developed strong industry relationships with leading charterers, shipbuilders, insurance underwriters, protection & indemnity clubs and financial institutions.

  •
  A strong balance sheet with a low level of indebtedness. We intend to use a portion of the net proceeds from this offering to repay the majority of our outstanding indebtedness. We expect that the repayment of a majority of our outstanding indebtedness will strengthen our balance sheet and increase the amount of funds we may draw under our credit facility in connection with future acquisitions.

Our Business Strategy

        Our strategy is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

  •
  Operate a modern, high quality fleet of Handymax dry bulk vessels. We believe that our ability to maintain and increase our customer base will depend largely on the quality of our fleet. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in obtaining employment for our vessels. We will carry out regular inspections and maintenance of our fleet in order to maintain its high quality.

  •
  Pursue medium- to long-term charters with the flexibility to pursue short-term charters in the future. We have chartered our vessels pursuant to a combination of one- to three-year time charters with an average duration of approximately two years that provide stable cash flows. We will continue to strategically monitor developments in the dry bulk shipping market on a regular basis. Based on market conditions, we may consider taking advantage of short-term rates in the future.

  •
  Maintain low cost, highly efficient operations. We believe that we are a cost-efficient and reliable owner and operator of dry bulk vessels due to the young age of our vessels, our groups of sister and similar ships and the strength of our management team. We intend to actively monitor and control vessel operating expenses while maintaining the high quality of our fleet through regular inspection and maintenance programs. We also intend to take advantage of savings that result from the economies of scale that V.Ships provides us through access to bulk purchasing of supplies, quality crew members and a global service network of engineers, naval architects and port captains.

  •
  Expand our fleet through selective acquisitions of dry bulk vessels. We intend to grow our fleet through timely and selective acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share. We expect to focus primarily in the Handymax sector of the dry bulk shipping industry. We may also consider acquisitions of other sizes of dry bulk vessels, including Handysize vessels, but do not intend to acquire tankers.

  •
  Maintain a strong balance sheet with low leverage. We intend to use a portion of the net proceeds from this offering to repay the majority of our outstanding indebtedness. In the future, we expect to draw funds under our new credit facility to fund vessel acquisitions. We intend to repay all or a portion of our acquisition related debt from time to time with the net proceeds of equity issuances. While our leverage will vary according to our acquisition strategy and our ability to refinance acquisition related debt through equity offerings on terms acceptable to us, we generally intend to limit the amount of indebtedness that we have outstanding at any time to low levels for our industry. We believe this strategy will provide us with flexibility in pursuing acquisitions that are accretive to earnings and dividends per share.

Dividend Policy

        The payment of dividends is in the discretion of our board of directors, subject to certain limitations as set forth in the section of this prospectus entitled "Dividend Policy." We have not yet established a dividend policy.

        We believe that under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and as such non-corporate United States stockholders will generally be subject to a 15% United States federal income tax rate with respect to such dividend payments. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the sections of this prospectus entitled "Dividend Policy" and "Tax Considerations" for additional information regarding dividend payments generally.

Our New Credit Facility

        We expect to enter into a new $330 million credit facility with our current lender that we will use to refinance our existing indebtedness, for vessel acquisitions and for general corporate purposes. The credit facility is expected to have a term of 10 years, with no principal amortization for the first five years. Borrowings under the credit facility will bear interest at an annual interest rate of LIBOR plus a margin of    %. Borrowings under the credit facility will be secured by mortgages on our vessels and assignments of earnings and insurances. Please see the section of this prospectus entitled "New Credit Facility" for additional information regarding our new credit facility.

Corporate Structure

        Eagle Bulk Shipping Inc. is a holding company incorporated under the laws of the Marshall Islands in March 2005. Following our incorporation, we merged with Eagle Holdings LLC, a Marshall Islands limited liability company formed in January 2005, and became a wholly owned subsidiary of Eagle Ventures LLC, or Eagle Ventures, a Marshall Islands limited liability company. Eagle Ventures is owned by Kelso Investment Associates VII, L.P. and KEP VI, LLC, both affiliates of Kelso & Company, L.P., our management and outside investors.

        We carry out the commercial management of our fleet through Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company that was formed in January 2005 and maintains its principle executive offices in New York City. Upon delivery, each of our vessels will be owned by us through a separate wholly owned Marshall Islands limited liability company.

        We maintain our principal executive offices at 29 Broadway, New York, New York 10006. Our telephone number at that address is (212) 785-2500.

Compensation of Executives

        Members of our management have been awarded, and certain additional members of management may be awarded in the future, profits interests in Eagle Ventures that may entitle such persons to a portion of any appreciation in the value of the assets of Eagle Ventures (including shares of our common stock owned by Eagle Ventures when sold). These profits interests will dilute only the interests of owners of the Eagle Ventures, and will not dilute direct holders of our common stock, including stockholders that purchase shares of our common stock in this offering. However, to the extent that such profits interests vest and become payable to management, our income statement will reflect non-cash charges for such amounts. In addition to the profits interests in Eagle Ventures, we will adopt prior to the closing of this offering a stock incentive plan, or our 2005 Stock Incentive Plan, that we may use to award equity based compensation to members of our management team and others. Awards granted under our 2005 Stock Incentive Plan will dilute all of our stockholders and also will result in non-cash charges to our income statement. Please see the sections of this prospectus entitled "Certain Relationships and Related Party Transactions" and "Management" for additional information regarding the profits interests granted to members of our management and our 2005 Stock Incentive Plan.

Our Equity Sponsor

        Kelso & Company, L.P., or Kelso, is a New York based private investment firm founded in 1971. Since 1980, Kelso has acquired 79 companies, requiring total capital at closing of approximately $19.4 billion.

The Offering

Common stock offered by us	shares
Common stock to be outstanding immediately after this offering(1)	shares
Underwriters' over-allotment option	shares
Use of proceeds
We estimate that we will receive net proceeds of approximately $ million from the issuance of new shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use approximately $ million of the net proceeds to repay the majority of our outstanding indebtedness. Please see the section of this prospectus entitled "Use of Proceeds."
Nasdaq National Market	We will apply to list our shares of common stock on the Nasdaq National Market under the symbol "EGLE."

(1)
Assumes that our underwriters do not exercise their over-allotment option. Please see the section of this prospectus entitled "Underwriting."

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 9.

Summary Consolidated Financial Data

        We were incorporated on March 23, 2005 and our predecessor, Eagle Holdings LLC, was formed on January 26, 2005. As of March 31, 2005, we had not taken delivery of any of our Handymax vessels and had only a limited history. The following table sets forth our summary consolidated financial data from our predecessor's inception on January 26, 2005 through March 31, 2005 and as of March 31, 2005, which has been derived from our audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

	For the period from January 26, 2005 to March 31, 2005
	Actual	As Adjusted (1)		As further Adjusted(2)
	(in thousands)
Consolidated Statement of Operations Data
Net loss	$806	—	—	—
Consolidated Balance Sheet Data (As of Period End)
Total assets	40,905
Total liabilities	889
Stockholders' equity	40,016
Consolidated Cash Flow Data
Net cash used in operating activities	87	—	—	—
Net cash used in investing activities	36,518	—	—	—
Net cash from financing activities	40,792	—	—	—

(1)
As adjusted to give effect to (i) our purchase of 9 Handymax dry bulk vessels and (ii) our incurrence of $         million of indebtedness and our issuance of $         million of equity in connection therewith. Subsequent to March 31, 2005, Kelso committed to us to provide, or cause to be provided, up to $90 million of additional financing in the form of common stock or preferred stock subscribed by Eagle Ventures or debt financing extended directly to us or a combination thereof. Of the $90 million, $             million was provided to us as of the date of this prospectus and is reflected in the adjusted data.

(2)
As adjusted to give effect to our purchase of 9 Handymax dry bulk vessels and our incurrence of indebtedness and issuance of equity in connection therewith, as described in note 1 above, and as further adjusted for (i) our issuance and sale of             shares of common stock in this offering at an assumed initial public offering price of $            (representing the midpoint of the price range shown on the cover of this prospectus) and the application of the proceeds therefrom as described under "Use of Proceeds" and (ii) our refinancing of outstanding indebtedness with borrowings under our new credit facility.

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common stock and cause you to lose all or part of your investment.

Industry Specific Risk Factors

Charter hire rates for dry bulk vessels are near historically high levels and may decrease in the future, which may adversely affect our earnings

        The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels are currently near historically high levels. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of dry bulk products;

  •
  global and regional economic conditions;

  •
  the distance dry bulk is to be moved by sea; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  the scrapping of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service.

        We anticipate that the future demand for our dry bulk vessels will be dependent upon continued economic growth in the world's economies, including China, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

        Our ability to recharter our dry bulk vessels upon the expiration or termination of their time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, the current state of the dry bulk shipping market. If the dry bulk shipping market is in a period of depression when our vessels' charters expire, we may be forced to re-charter them at reduced rates or even possibly a rate whereby we incur a loss, which may reduce our earnings or make our earnings volatile.

        In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

The market values of our vessels, which are near historically high levels, may decrease, which could limit the amount of funds that we can borrow under our new credit facility

        The fair market values of our vessels have generally experienced high volatility and market prices for secondhand dry bulk vessels are currently near historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our new credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. Please see the section of this prospectus entitled "The International Dry Bulk Shipping Industry" for information concerning historical prices of dry bulk vessels.

The market values of our vessels, which are near historically high levels, may decrease, which could cause us to breach covenants in our new credit facility and adversely affect our operating results

        If the market values of our vessels, which are near historically high levels, decrease, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our new credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

        Terrorist attacks such as the attacks on the United States on September 11, 2001 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results will be subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

        We will operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. To the extent we operate vessels in the spot market, this seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. While this seasonality will not affect our operating results, as long as our fleet is employed on time charters, if our vessels are employed in the spot market in the future, it could materially affect our operating results and cash available for distribution to our stockholders.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

        The operation of our vessels is affected by the requirements set forth in the International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. We expect that each of our vessels will be ISM code-certified.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "associated ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "associated ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Company Specific Risk Factors

We are a newly formed company and have a limited operating history

        Our company and our predecessor company, Eagle Holdings LLC, were formed in March 2005 and January 2005, respectively, and we did not own or operate any vessels prior to April 2005. We, therefore, do not have any meaningful operating history or historical financial data with which to evaluate our operations or our ability to implement and achieve our business strategy.

We have not adopted a dividend policy and cannot assure you that our board of directors will declare dividends

        We have not yet adopted a dividend policy. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors and the requirements of Marshall Islands law. The timing and amount of any dividends declared, if any, will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. Although our fleet is currently committed to time charters, the international dry bulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

        We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that dividends will be paid at all.

We may have difficulty managing our planned growth properly

        The recent formation of our company, this offering and the acquisition and management of 11 vessels will impose significant responsibilities on our management and staff. As we have a limited operating history, it is difficult to accurately predict our management needs. Accordingly, we may be required to increase the number of our personnel. We will also have to manage our customer base so that we can provide continued employment for our vessels upon the expiration of our time charters.

        We intend to continue to grow our business. Our future growth will primarily depend on:

  •
  locating and acquiring suitable vessels;

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  identifying and consummating acquisitions;

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  enhancing our customer base;

  •
  managing our expansion; and

  •
  obtaining required financing on acceptable terms.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth. In addition, although our executives have significant industry experience, they do not have any experience managing a public company and may not be able to successfully do so.

We cannot assure you that we will be able to borrow amounts under our new credit facility and restrictive covenants in our new credit facility may impose financial and other restrictions on us

        We expect to enter into a new senior secured credit facility with our current lender that we intend to use to finance future vessel acquisitions and our working capital requirements. Our ability to borrow amounts under the new credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Drawdowns for acquisitions will be subject to the aggregate amount of our debt outstanding not exceeding    % of the aggregate market value of the vessels in our fleet on a pro forma basis. To the extent that we are not able to satisfy this requirement, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under the credit facility without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        The new credit facility will also impose operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  pay dividends, if there is a default or a breach of a loan covenant under the credit facility or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

  •
  incur additional indebtedness;

  •
  change the flag, class or management of our vessels;

  •
  create liens on our assets;

  •
  sell our vessels;

  •
  merge or consolidate with, or transfer all or substantially all our assets to, another person; and

  •
  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facility

        We cannot assure you that we will be able to refinance our indebtedness on terms that are acceptable to us or at all. If we are not able to refinance our indebtedness, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We cannot assure you that we will be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our new credit facility or alternative financing may limit funds otherwise available for working capital, capital expenditures, payment of dividends and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our new credit facility or an alternative financing arrangement, our lender could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

If the delivery of either of the two vessels that have not yet been delivered to us is delayed or delivered with significant defects, our earnings and financial condition could suffer

        We expect to take delivery of two vessels in July and August 2005. A delay in the delivery of either of these vessels to us or the failure of the contract counterparty to deliver either of these vessels could cause us to breach our obligations under a related time charter and could adversely affect our earnings, our financial condition and the amount of dividends that we pay in the future. In addition, the delivery of either of these vessels to us with substantial defects could have similar consequences.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

        The 11 Handymax dry bulk vessels that we have purchased or agreed to purchase are all secondhand vessels. We also may purchase additional secondhand vessels in the future. While we have the right to inspect previously owned vessels prior to purchase, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock, which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

        We expect to derive a significant part of our revenues from a small number of charterers. The charterers' payments to us under the charters are our sole source of revenue. Some of our charterers are privately-owned companies for which limited credit and financial information will be available to us in making our assessment of counterparty risk when we enter into a charter. If one or more of these charterers chooses not to charter our vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our stockholders. In addition, we may be required to change the flagging or registration of the related vessel and may incur additional costs, including maintenance and crew costs if a charterer were to default on its obligations. Our stockholders do not have any recourse against our charterers.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        Our vessels are employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into an employment contract with our Chairman and Chief Executive Officer, Sophocles Zoullas. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not intend to maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

        The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

  •
  marine disaster;

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  environmental accidents;

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  cargo and property losses or damage;

  •
  business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

  •
  piracy.

        Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We will procure insurance for our fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we will be adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies will also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Although the average age of the 11 Handymax dry bulk vessels that we have taken delivey of or agreed to purchase is six years, one of our vessels is 21 years old. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder in August of 2003.

        We currently anticipate that we should be eligible to qualify for this statutory tax exemption after the offering. However, our eligibility to qualify for exemption is dependent on certain circumstances related to the ownership of our common stock which are beyond our control and on interpretations of existing Treasury regulations and we can therefore give no assurance that we in fact will be eligible to qualify for exemption under Section 883 after the offering.

        In addition, changes in the Code, the Treasury regulations or the interpretation thereof by the Internal Revenue Service or the courts could adversely affect our ability to take advantage of the exemption under Section 883.

        If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

United States tax authorities could treat us as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States stockholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our United States stockholders will face adverse United States tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Code (which election could itself have adverse consequences for such stockholders, as discussed below under "Tax Considerations—United States Federal Income Taxation of United States Holders"), such stockholders would be liable to pay United States federal income tax at the then prevailing income tax rates applicable to ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common stock. Please see the section of this prospectus entitled "Tax Considerations—United States Federal Income Taxation of United States Holders" for a more comprehensive discussion of the United States federal income tax consequences to United States stockholders if we are treated as a PFIC.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover these costs or losses and may have to pay drydocking costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

        We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

        Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. We cannot guarantee that we will be able to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our stockholders may be reduced.

Risks Relating to Our Common Stock

There is no guarantee that an active and liquid public market for you to resell our common stock will develop

        The price of our common stock after this offering may be volatile and may fluctuate due to factors such as:

  •
  actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

  •
  mergers and strategic alliances in the dry bulk shipping industry;

  •
  market conditions in the dry bulk shipping industry;

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  changes in government regulation;

  •
  shortfalls in our operating results from levels forecast by securities analysts;

  •
  announcements concerning us or our competitors; and

  •
  the general state of the securities market.

        The dry bulk shipping industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile.

Our existing stockholder will have a significant amount of control over the outcome of matters on which our stockholders are entitled to vote following this offering

        Our current stockholder, Eagle Ventures, which is controlled by affiliates of Kelso, will own approximately            % of our outstanding common stock after this offering, assuming the underwriters do not exercise their over-allotment option. Eagle Ventures will have a significant amount of control over the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of Eagle Ventures and affiliates of Kelso may be different from your interests.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

The shares of our common stock that you purchase in this offering will experience immediate and substantial dilution

        The initial public offering price of our common stock will be substantially higher than the tangible book value per share of our outstanding common stock. Purchasers of our common stock in this offering will incur dilution of $            per share in the adjusted net tangible book value of their purchased shares. The shares of our common stock owned by existing stockholders will receive a material increase in the net tangible book value per share. You may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of a liquidation.

Because our common stock has never been publicly traded, a trading market may not develop for our common stock and you may not be able to sell your stock

        Prior to this offering, there has not been a public market for our common stock. A liquid trading market for our common stock may not develop. The initial public offering price was determined in negotiations between the representative of the underwriters and us and may not be indicative of prices that will prevail in the trading market.

Future sales of our common stock could cause the market price of our common stock to decline

        Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        We intend to issue additional shares of our common stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue            shares of common stock, of which            shares will be outstanding immediately after this offering. Immediately after this offering, assuming that the underwriters do not exercise their over-allotment option, our existing stockholders will own            shares, or approximately            %, of our outstanding common stock. The number of shares of common stock available for sale in the public market will be limited by restrictions applicable under securities laws and agreements that we and our executive officers, directors and existing stockholders have entered into with the underwriters of this offering. Subject to certain exceptions, these agreements generally restrict us and our executive officers, directors and existing stockholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 180 days after the date of this prospectus without the prior written consent of UBS Securities LLC and Bear, Stearns & Co. Inc. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the foregoing 180-day period and ends on the last day of the foregoing 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 180-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs. UBS Securities LLC and Bear, Stearns & Co. Inc. may, in their sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements.

        We intend to enter into a registration rights agreement prior to the closing of this offering with Eagle Ventures, our current stockholder of record, pursuant to which we will grant it, its affiliates

(including affiliates of Kelso) and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which our current stockholder of record is a party, to require us to register under the Securities Act of 1933, as amended, or the Securities Act, shares of our common stock held by them. Under the registration rights agreement, these persons will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. In addition, shares not registered pursuant to the registration rights agreement may, subject to the lock-up agreements to which our current stockholders of record are a party, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 and Regulation S under the Securities Act. We refer you to the sections of this prospectus entitled "Certain Relationships and Related Party Transactions—Registration Rights Agreement", "Shares Eligible for Future Sale" and "Underwriting" for further information regarding the circumstances under which additional shares of our common stock may be sold.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock

        Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

        These provisions may include:

  •
  authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

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  prohibiting cumulative voting in the election of directors;

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  authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

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  prohibiting stockholder action by written consent unless the written consent is signed by all stockholders entitled to vote on the action;

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  limiting the persons who may call special meetings of stockholders; and

  •
  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

FORWARD-LOOKING STATEMENTS

        This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." All statements in this document that are not statements of historical fact are forward-looking statements. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as "anticipate," "estimate," "intend," "project," "forecast," "plan," "potential," "will," "may," "should," "expect" or similar terms.

        Forward-looking statements include, but are not limited to, such matters as:

  •
  our future operating or financial results;

  •
  expectations relating to dividend payments;

  •
  statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

  •
  statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

  •
  our ability to obtain additional financing;

  •
  expectations regarding the availability of vessel acquisitions; and

  •
  anticipating developments with respect to litigation.

        Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors."

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $                              million from this offering after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed public offering price of $            per share, which is the mid-point of the expected price range set forth on the cover of this prospectus.

        We intend to use approximately $                              million of the net proceeds to repay the majority of our outstanding indebtedness. The outstanding indebtedness that we expect to repay has an outstanding principal balance of $            with a weighted average interest rate of        % and a weighted average maturity of                    .

DIVIDEND POLICY

        The payment of dividends is in the discretion of our board of directors, subject to the requirements of Marshall Islands law and the terms of our new credit facility. We have not yet established a dividend policy.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent.

        For a description of the restrictions on the payment of dividends contained in our new credit facility, we refer you to the section of this prospectus entitled "New Credit Facility."

        We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and as such non-corporate United States stockholders will generally be subject to a 15% United States federal income tax rate with respect to such dividend payments. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the section of this prospectus entitled "Tax Considerations" for additional information relating to the tax treatment of our dividend payments.

        The dry bulk shipping industry is highly volatile, and we cannot accurately predict the amount of cash distributions that we may make in any period. Factors beyond our control may affect the charter market for our vessels and our charterers' ability to satisfy their contractual obligations to us, and we cannot assure you that dividends will actually be declared.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2005:

  •
  on an actual basis;

  •
  on an adjusted basis giving effect to (i) our incurrence of $                        million of long-term debt, (ii) our issuance of $         million of equity in connection with our purchases of the nine Handymax dry bulk vessels that have been delivered to us and (iii)  $             million of additional financing that was provided to us by Kelso as of the date of this prospectus; and

  •
  on a further as adjusted basis giving effect to (i) the change in our incurrence of indebtedness and issuance of equity described above, (ii) our issuance and sale of    shares of common stock in this offering at an assumed initial public offering price of $    per share (representing the midpoint of the price range shown on the cover of this prospectus) and the application of the net proceeds of this offering as described under "Use of Proceeds" and (iii) our refinancing of our outstanding indebtedness with borrowings under our new credit facility.

        You should read this table in conjunction with the combined financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	As Adjusted(1)	As Further Adjusted
Debt:
Current portion of long-term debt	$—		$
Total long-term debt, net of current portion	—

Total debt	$—		$

Stockholders' equity:
Common stock, $.01 par value; 500 shares authorized; 500 shares issued and outstanding, actual; issued and outstanding, as adjusted	5
Additional paid in capital	40,843,657
Subscription receivable	(21,384)
Deficit	(806,213)

Total stockholders' equity	40,016,065

Total capitalization	$40,016,065		$

(1)
Subsequent to March 31, 2005, Kelso committed to us to provide, or cause to be provided, up to $90 million of additional financing in the form of common stock or preferred stock subscribed by Eagle Ventures or debt financing extended directly to us or a combination thereof. Of the $90 million, $             million was provided to us as of the date of this prospectus and is reflected in the adjusted data.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the common stock is in excess of the book value per share attributable to the existing stockholders for the presently outstanding common stock.

        At                        , 2005, we had net tangible book value of $    million, or $    per share. After giving effect to the sale of            shares of common stock at a price of $    per share, which is the mid-point of the expected range of $    to $    per share in this offering, deducting the estimated underwriting discounts commissions and estimated offering expenses and the pro forma net tangible book value at                        , 2005, would have been $            million or $    per share, assuming the underwriters do not exercise their over-allotment option. This represents an immediate appreciation in net tangible book value of $    per share to existing stockholders and an immediate dilution of net tangible book value of $    per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at                         , 2005:

Initial public offering price per share	$

Net tangible book value per share as of , 2005	$

Increase in net tangible book value per share attributable to new investors in this offering	$

Pro forma net tangible book value per share after giving effect to this offering	$

Dilution per share to new investors	$

        Net tangible book value per share of our common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after this offering from the public offering price per share.

        The following table summarizes, on a pro forma basis as at                        , 2005, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock and by you in this offering, based upon the assumed initial public offering price of $    per share.

Pro Forma Shares Outstanding
Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholder			%	$		%	$

New investors			%	$		%	$

Total			%	$		%	$

SELECTED CONSOLIDATED FINANCIAL DATA

        We were incorporated on March 23, 2005 and our predecessor, Eagle Holdings, was formed on January 26, 2005. As of March 31, 2005, we had not taken delivery of any of our Handymax vessels and had only a limited history. The following table sets forth our summary consolidated financial data from our predecessor's inception on January 26, 2005 through March 31, 2005 and as of March 31, 2005, which has been derived from our audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

	For the period from January 26, 2005 to March 31, 2005
	Actual	As Adjusted (1)		As further Adjusted(2)
	(in thousands)
Consolidated Statement of Operations Data
Net loss	$806	—	—	—
Consolidated Balance Sheet Data (As of Period End)
Total assets	40,905
Total liabilities	889
Stockholders' equity	40,016
Consolidated Cash Flow Data
Net cash used in operating activities	87	—	—	—
Net cash used in investing activities	36,518	—	—	—
Net cash from financing activities	40,792	—	—	—

(1)
As adjusted to give effect to (i) our purchase of 9 Handymax dry bulk vessels and (ii) our incurrence of $         million of indebtedness and our issuance of $         million of equity in connection therewith. Subsequent to March 31, 2005, Kelso committed to us to provide, or cause to be provided, up to $90 million of additional financing in the form of common stock or preferred stock subscribed by Eagle Ventures or debt financing extended directly to us or a combination thereof. Of the $90 million, $             million was provided to us as of the date of this prospectus and is reflected in the adjusted data.

(2)
As adjusted to give effect to our purchase of 9 Handymax dry bulk vessels and our incurrence of indebtedness and issuance of equity in connection therewith, as described in note 1 above, and as further adjusted for (i) our issuance and sale of             shares of common stock in this offering at an assumed initial public offering price of $            (representing the midpoint of the price range shown on the cover of this prospectus) and the application of the proceeds therefrom as described under "Use of Proceeds" and (ii) our refinancing of outstanding indebtedness with borrowings under our new credit facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following management's discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

General

        We are Eagle Bulk Shipping Inc., a newly-formed Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Handymax dry bulk vessels. Handymax dry bulk vessels range in size from 35,000 to 60,000 dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer along worldwide shipping routes. We own a modern fleet of Handymax dry bulk vessels that we have purchased or agreed to purchase from unrelated third parties. We have taken delivery of nine vessels and expect delivery of two vessels in July and August 2005. Our 11 vessel fleet has a combined carrying capacity of 540,456 dwt and an average age of only six years as of June 2005, as compared to an average age for the world Handymax dry bulk fleet of over 15 years.

        Our strategy is to charter our vessels primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters. For the years 2005 and 2006,    % and    %, respectively, of our fleet's available days are committed on time charters.

Factors Affecting Our Results of Operations

        We believe that the important measures for analyzing future trends in our results of operations consist of the following:

  •
  Ownership days. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

  •
  Available days. We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

  •
  Operating days. We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

  •
  Fleet utilization. We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

  •
  TCE rates. We define TCE rates as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

  Voyage and Time Charter Revenue

        Our revenues will be driven primarily by the number of vessels in our fleet, the number of days during which our vessels operate and the amount of daily charter hire rates that our vessels earn under charters, which, in turn, will be affected by a number of factors, including:

  •
  the duration of our charters;

  •
  our decisions relating to vessel acquisitions and disposals;

  •
  the amount of time that we spend positioning our vessels;

  •
  the amount of time that our vessels spend in dry-dock undergoing repairs;

  •
  maintenance and upgrade work;

  •
  the age, condition and specifications of our vessels;

  •
  levels of supply and demand in the dry bulk shipping industry; and

  •
  other factors affecting spot market charter rates for dry bulk carriers.

  Voyage Expenses

        When we employ our vessels on voyage charters we will incur expenses that include port and canal charges, bunker (fuel oil) expenses and commissions. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on voyage charters because these expenses are for the account of the vessels. We expect that port and canal charges and bunker expenses will represent a relatively small portion of our vessels' overall expenses because the majority of our vessels are expected to be employed under time charters that require the charterer to bear all of those expenses.

        As is common in the shipping industry, we expect to typically pay commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

  Vessel Operating Expenses

        Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses, which generally will represent fixed costs, will increase with the enlargement of our fleet. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.

  Depreciation

        The cost of our vessels will be depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. We estimate the useful life of our vessels to be 28 years from the date of initial delivery from the shipyard, which we believe is common in the dry bulk shipping industry. Furthermore, we estimate the residual values of our vessels to be $150 per light-weight ton, which we also believe is common in the dry bulk shipping industry. Our depreciation charges will increase as our fleet is enlarged which will also lead to an increase of ownership days.

  Management Fees

        We pay our technical manager, V.Ships a fixed management fee for each vessel in our operating fleet for the day-to-day vessel operations and maintenance of our vessels.

  General and Administrative Expenses

        We will incur general and administrative expenses, which include our onshore vessel related expenses such as legal and professional expenses and other general expenses. Our general and administrative expenses will also include our payroll expenses, including those relating to our executive officers, and rent. We expect general and administrative expenses to increase as our fleet is enlarged.

  Non-Cash Compensation Charges

        In connection with our management's participation in profits interests in Eagle Ventures, it is expected that we will incur significant non-cash charges related to these profits interests incentives. We also intend to grant options to our employees in the future under our 2005 Stock Incentive Plan. The grant of options will also result in non-cash charges in our financial statements equal to the fair market value of the options at date of grant amortized over the expected life of the options.

  Interest and Finance Costs

        While we intend to use the proceeds of this offering to repay the majority of our outstanding debt, we expect to incur interest expense and financing costs under our new credit facility in connection with debt incurred to finance future acquisitions.

Liquidity and Capital Resources

        We have funded our initial capital requirements with borrowings under a credit facility arranged by our lender and capital contributions from Kelso. As of the date of this prospectus, Kelso has provided us $        million of debt and equity financing and has committed to us to provide, or cause to be provided, up to $90 million of additional financing which may be in the form of common stock or preferred stock subscribed by Eagle Ventures or debt financing extended directly to us or a combination thereof. In connection with this offering, we expect to enter into a new credit facility with our lender and to refinance our outstanding indebtedness with borrowings thereunder.

        We anticipate that following the completion of this offering and taking into account generally expected market conditions, internally generated cash flow, committed financing from Kelso and borrowings under our new credit facility will be sufficient to fund the operations of our fleet, including our working capital requirements.

        It is our intention to fund our future acquisition related capital requirements initially through borrowings under our new credit facility and to repay those borrowings from time to time with the net proceeds of equity issuances. We believe that funds will be available to support our growth strategy, which involves the acquisition of additional vessels, and will allow us to pay dividends to our stockholders as contemplated by our dividend policy. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, we may be required to obtain additional debt or equity financing which could affect our dividend policy.

New Credit Facility

        We expect to enter into a new $330 million credit facility with our current lender. The new credit facility may be used to refinance existing indebtedness, to fund vessel acquisitions and for working capital requirements.

        The new credit facility has a facility limit of $330 million and a term of ten years. We will be permitted to borrow up to $         million to refinance existing indebtedness, up to $         million to acquire additional vessels and up to $         million for working capital purposes. The facility limit will be $330 million for a period of five years from the date of the loan agreement. Thereafter, the facility limit will be reduced by $           million semi-annually over a period of five years with a final reduction of $           million at the time of the last semi-annual reduction. Our ability to borrow funds for working capital purposes will be subject to review and renewal eighteen months from the date we sign the loan agreement and thereafter will be subject to review and renewal on an annual basis. If the lender elects to reduce the amount of funds that we may borrow for working capital purposes, the facility limit will be reduced by a corresponding amount.

        Our obligations under the credit facility will be secured by a first priority mortgage on each of the vessels in our fleet and such other vessels that we may from time to time include with the approval of our lender, a first assignment of all freights, earnings, insurances and requisition compensation and a negative pledge agreement that requires us to either mortgage new vessels to our lender or obtain our lender's consent before we mortgage those vessels to third parties. We may grant additional security from time to time in the future.

        Our ability to borrow amounts under the new credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Drawdowns for acquisitions will be subject to the aggregate amount of our debt outstanding not exceeding          of the aggregate market value of the vessels in our fleet on a pro forma basis.

        The new credit facility will contain financial covenants requiring us, among other things, to ensure that:

  •
  the aggregate market value of the vessels in our fleet that secure our obligations under the new credit facility at all times exceeds        % of the aggregate principal amount of debt outstanding under the new credit facility and the notional or actual cost of terminating any relating hedging arrangements;

  •
  our total assets minus our debt will be subject to a minimum amount to be agreed;

  •
  our earnings before interest, taxes, depreciation and amortization will at all times exceed        x the aggregate amount of interest incurred and net amounts payable under interest rate hedging arrangements during a particular period; and

  •
  we maintain $           million of working capital per vessel.

        Our new credit facility will not prohibit us from paying dividends so long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant.

Contractual Obligations

        The following table sets forth our expected contractual obligations and their maturity dates as of March 31, 2005.

	Within One Year	One to Three Years	Three to Five Years	More than Five years	Total
	(in thousands)
Vessel purchase agreements(1)	$328,662	—	—	—	$328,662
Financial advisory fee to Kelso(2)	1,000				1,000	(2)
Office lease(3)	—	—	—	—	—

Total	$329,662				$329,662

(1)
The total purchase price for our 11 Handymax vessels is $365,180,000, of which we had paid 10%, or $36,518,000, in the form of deposits as of March 31, 2005. Subsequent to March 31, 2005, we took delivery of nine of our Handymax vessels from the sellers and, in connection therewith paid the $238,950,000 balance of the purchase price that was due on those vessels. Of this amount, $                  was financed with additional indebtedness drawn under our new credit facility. We intend to repay a portion of this indebtedness with the net proceeds of this offering and to refinance amounts not repaid with borrowings under our new credit facility. We also intend to finance the $63,163,000 balance of the purchase price of our two undelivered vessels with the additional borrowings under our new credit facility. Our new credit facility is expected to have a term of ten years, with no principal amortization for the first five years.

(2)
Under the terms of a financial advisory agreement with Kelso, we will pay Kelso an annual fee of $500,000. We have agreed with Kelso to terminate this agreement in exchange for a $1 million payment upon the closing of this offering.

(3)
Our current office lease is on a month-to-month basis.

Capital Expenditures

        We make capital expenditures from time to time in connection with our vessel acquisitions. Our recent vessel acquisitions consist of nine Handymax dry bulk vessels with a total contract price of $295.0 million. We have funded $           million of the purchase price with borrowings under bank loans. We intend to repay a portion of those borrowings with the net proceeds from this offering and to refinance amounts not repaid with borrowings under our new credit facility. Our current commitments for capital expenditures relate to the two remaining Handymax dry bulk vessels, which have a total contract price of $70.0 million. We are scheduled to take delivery of the two Handymax dry bulk vessels in July and August 2005 and intend to fund the $63.2 million balance of the purchase price with new indebtedness drawn under our new credit facility.

        In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures in 2006 when five of our eleven vessels undergo special surveys. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which we believe will reduce our available days and operating days during the period. We believe that the funding of these requirements will be met with cash on hand and from operations.

Off-balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Qualitative and Quantitative Market Risk

  Interest Rates

        We are subject to market risks relating to changes in interest rates, because we have floating rate debt outstanding. We pay interest on this debt based on LIBOR plus a margin of      % on our bank loans. We intend to enter into interest rate swaps in the future to hedge our interest rate exposure with respect to this indebtedness. Our use of interest rate swaps will involve certain risks, including the risk that losses on a hedged position could exceed the notional amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which would have an adverse effect on our results. We do not intend to enter into interest rate swaps for speculative purposes.

  Currency and Exchange Rates

        We generate all of our revenues in U.S. dollars. The majority of our operating expenses and the entirety of our management expenses are in U.S. dollars. We do not intend to use financial derivatives to mitigate the risk of exchange rate fluctuations.

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations is based upon our consolidated interim financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

        Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all our significant accounting policies, see Note 2 to our consolidated financial statements included herein.

  Depreciation

        We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We will depreciate our dry bulk vessels on a straight-line basis over their estimated useful lives, estimated to be 28 years from date of initial delivery from the shipyard. Depreciation is based on cost less the estimated residual scrap value. Furthermore, we estimate the residual values of our vessels to be $150 per light-weight ton, which we believe is common in the dry bulk shipping industry. An increase in the useful life of a dry bulk vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a dry bulk vessel or in its residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, the vessel's useful life is adjusted to end at the date such regulations become effective.

  Impairment of Long-lived Assets

        We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flow for each vessel and compare it to the vessel carrying value. In the event that an impairment were to occur, we would determine the fair value of the related asset and record a charge to operations calculated by comparing the asset's carrying value to the estimated fair value. We estimate fair value primarily through the use of third party valuations performed on an individual vessel basis.

  Deferred Drydock Cost

        We expect that our vessels will be required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are operating. We will capitalize the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard; cost of fuel consumed between the vessel's last discharge port prior to the drydocking and the time the vessel leaves the drydock yard; cost of hiring riding crews to effect repairs on a vessel and parts used in making such repairs that are reasonably made in anticipation of reducing the duration or cost of the drydocking; cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking.

THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY

        The information and data in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants, or Drewry, and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

Bulk Carrier Industry Overview

        The marine industry is a vital link in international trade, with ocean-going vessels representing the most efficient, and often the only method of transporting large volumes of basic commodities and finished products. In 2004, approximately 2.5 billion tons of dry bulk cargo was transported by sea, comprising more than one-third of all international seaborne trade.

        Dry bulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Dry bulk cargo is generally categorized as either major bulk or minor bulk. Major bulk cargo constitutes the vast majority of dry bulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor bulk cargo includes products such as agricultural products, mineral cargoes (including metal concentrates), cement, forest products and steel products and represents the balance of the dry bulk industry. Other dry cargo is categorized as container cargo, which is cargo shipped in 20 or 40-foot containers and includes a wide variety of finished products, and non-container cargo, which includes other dry cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles.

        The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals. The breakdown of seaborne trade by main commodity type is indicated in the following table.

World Seaborne Trade in 2004 (p)

	Tons	% Total
	(Millions)
All Cargo
Dry Bulk	2,456	38.3%
Liquid (Oils/Gases/Chemicals)	2,520	39.8%
Container Cargo	896	14.1%
Non-Container/General Cargo	493	7.8%

Total	6,365	100.0%

Trade in Dry Bulk Commodities Only

	Tons	% Total
	(Millions)
Coal	625	25.4%
Iron Ore	645	26.3%
Grain	228	9.3%
Minor Bulks	958	39.0%

Total	2,456	100.0%

        Source: Drewry

P Provisional

Dry Bulk Seaborne Trade—2004 (p)

        Source: Drewry

Dry Bulk Demand

        The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Seaborne dry bulk trade increased by slightly more than 2% annually during the 1980s and 1990s. However, this rate of growth has increased dramatically in recent years. Between 1999 and 2004, trade in all dry bulk commodities increased from 1.97 billion tons to 2.46 billion tons, an increase of 25%.

Dry Bulk Trade Development

        Source: Drewry

        Dry bulk trade is influenced by the underlying demand for these commodities, which in turn is influenced by the level of economic activity. Generally, growth in GDP and industrial production correlate with peaks in demand for seaborne transportation. Certain economies will act from time to time as the "primary driver" of the dry bulk carrier market. In the 1990s Japan acted as the primary driver due to increased demand for seaborne trade and growth in Japanese industrial production. China has been the main driving force behind the recent increase in seaborne dry bulk trades and the demand for bulk carriers. In addition to coal and iron ore, Chinese imports of steel products have also increased sharply in the last five years, thereby creating additional demand for dry bulk carriers.

        The following table illustrates China's gross domestic product growth rate compared to that of the U.S. during the periods indicated.

GDP Growth
(% change)

Years	China GDP Growth	U.S. GDP Growth	Global GDP Growth
	(%)	(%)	(%)
1981 – 1985	10.1	2.6	2.4
1986 – 1990	7.8	2.6	2.8
1991 – 1995	12.0	2.3	1.2
1996 – 2000	8.3	4.1	3.5
2001 – 2003	7.9	1.9	3.2

2004(e)	9.3	4.4	4.6

        Source: Drewry

        The extent to which increases in dry bulk trade have affected demand for dry bulk carriers is shown in estimates of ton-mile demand. Ton-mile demand is calculated by multiplying the volume of cargo moved on each route by the distance of the voyage.

        Between 1999 and 2004 ton-mile demand in the dry bulk sector increased by 25% to 11.5 billion ton-miles. For some commodities there has been over the years a shift in demand due to changing trade routes. For example the Brazil to China iron ore route started to be a significant trade some six to eight years ago. The increase in trade on this route has an increased effect on the demand for shipping due to the length of the haul. Conversely as Chinese demand has grown, there has been some shift in the sourcing of iron ore from Pacific regions (Australia). This has not yet reached significant proportions to affect the ton-mile demand.

        Source: Drewry

        Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, with port congestion, which has been a feature of the market in 2004, absorbing additional tonnage. The following map represents the major global dry bulk trade routes:

Major Dry Bulk Seaborne Trade Routes

        Source: Drewry

        Dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives. Dry bulk carriers seldom operate on round trip voyages. Rather, the norm is port-to-port liner service and triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation.

Supply

        The worldwide dry bulk carrier fleet subdivides into four vessel size categories, which are based on cargo carrying capacity.

  Capesize—vessels over 100,000 dwt. The Capesize sector is focused on long haul iron ore and coal trade routes. Due to the size of the vessels there are only a comparatively small number of ports around the world with the infrastructure to accommodate them.

  Panamax—vessels between 60,000 dwt and 80,000 dwt. Panamax vessels, defined as those with the maximum beam (width) of 32.2 metres permitted to transit the Panama Canal, carry coal, grain, and to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

  Handymax—vessels between 35,000 dwt and 60,000 dwt. The Handymax sector operates in a large number of geographically dispersed global trades, mainly carrying grains and minor bulks including steel products, forest products, and fertilizers. Vessels less than 60,000 dwt are built with on-board cranes that enable them to load and discharge cargo in countries and ports with limited infrastructure.

  Handysize—vessels up to 35,000 dwt, which carry exclusively minor bulk cargoes. Historically, the Handysize dry bulk carrier sector was seen as the most versatile. Increasingly, however, this has become more of a regional trading, niche sector. The vessels are well suited for small ports with length and draft restrictions and also lacking infrastructure.

        The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

Dry Bulk Carrier Fleet Development—Deliveries v Scrappings

        Source: Drewry

Dry Bulk Carrier Fleet and Orderbook Development

        Source: Drewry

        The following table illustrates the size and composition of the world dry bulk carrier fleet as of February 2005.

Dry Bulk Carrier Fleet—February, 2005

	Current Fleet			Orderbook
Size ('000 dwt)	No.	Dwt	% of Fleet	No.	Dwt	% of Fleet
		(Millions)			(Millions)
10–30	1917	43.4	13.3%	64	1.5	3.3
30–60	2199	92.7	28.5%	381	18.3	19.7
60–100	1218	87.3	26.8%	310	24.6	28.1
100–150	161	22.4	6.9%	-	-	-
150+	450	79.8	24.5%	136	27.0	26.4

Total	5945	325.6	100.0%	891	71.3	21.9

        Source: Drewry

        Future supply in the bulk sector is dependent on delivery of new vessels from the orderbook and deletions of vessels from the existing fleet, either through scrapping or loss. The size of the bulk carrier orderbook fluctuates over time and in February 2005 amounted to 71.3 million dwt, which was equivalent to 22% of the existing fleet. Most of the ships on order will be delivered within the next two to three years.

Dry Bulk Carrier Orderbook—February, 2005

	2005		2006		2007		2008+		Total
Size ('000 dwt)											% of fleet
	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt
10 – 30	31	724	25	567	7	149	1	29	64	1,469	3.3
30 – 60	148	7,011	123	5,849	80	3,894	30	1,524	381	18,278	19.7
60 – 100	93	7,158	97	7,742	93	7,441	27	2,226	310	24,567	28.1
100+	40	7,307	44	7,956	31	5,985	21	5,763	136	27,011	26.4

Total	312	22,200	289	22,114	211	17,469	79	9,542	891	71,325	21.9

        Source: Drewry

        The number of ships removed from the fleet in any period is dependent upon prevailing market conditions, scrap prices in relation to current and prospective charter market conditions as well as the age profile of the existing fleet. Generally, as a vessel increases in age its operational efficiency declines due to rising maintenance requirements, to the point where it becomes unprofitable to keep the ship in operation.

        The following table indicates the scrapping rates of dry bulk carriers for the period 1999 to 2004.

Dry Bulk Carrier Scrapping

	1999	2000	2001	2002	2003	2004
Capesize
No. of Vessels	13.0	4.0	3.0	8.0	2.0	1.0
Dwt (in millions)	1.2	0.5	0.4	0.9	0.3	0.1
% of Fleet Scrapped	1.5	0.6	0.5	1.0	0.3	0.1
Panamax
No. of Vessels	45.0	11.0	28.0	18.0	7.0	1.0
Dwt (in millions)	3.0	0.7	1.9	1.2	0.5	0.9
% of Fleet Scrapped	4.3	1.0	2.5	1.5	0.6	1.1
Handymax
No. of Vessels	53.0	40.0	40.0	25.0	29.0	0.0
Dwt (in millions)	2.2	1.5	1.5	0.9	1.1	0.0
% of Fleet Scrapped	3.1	2.0	1.9	1.1	1.3	0.0
Handysize
No. of Vessels	66.0	50.0	62.0	64.0	25.0	4.0
Dwt (in millions)	1.5	1.2	1.4	1.6	0.6	0.1
% of Fleet Scrapped	3.2	2.6	3.2	3.7	1.4	0.2
Total
No. of Vessels	177.0	105.0	123.0	115.0	63.0	6.0
Dwt (in millions)	8.3	3.8	5.2	4.7	2.4	0.3
% of Fleet Scrapped	3.1	1.4	1.8	1.6	0.8	0.1

        Source: Drewry

        In the last five years the average age at demolition in the dry bulk sector has been 26 years. Even though there has been little variation in the age at which dry bulk vessels are scrapped, many well maintained vessels continue to trade to ages of over 30 years.

        The supply of dry bulk carriers is not only a result of the number of ships in service, but also the operating efficiency of the worldwide fleet. For example, port congestion, which has been a feature of the market in 2004, has absorbed additional tonnage and therefore tightened the underlying supply/demand balance, with the result that charter hire rates have become less volatile.

Charter Rates

        Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in major bulks affect demand for larger vessels. Therefore, charter hire rates and vessel values of larger vessels often show greater volatility. Conversely, trade in minor bulks drives demand for smaller dry bulk carriers. Accordingly, charter hire rates and vessel values for those vessels are subject to less volatility.

        Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter hire rates is broadly mirrored across the different charter types and between the different dry bulk carrier categories. However, because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

        In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption. Rates also vary depending on the length of the charter period as well as ship specific factors such as age, speed and fuel consumption. Short-term time charter rates are generally higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel.

        In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

        Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.

        The following chart shows one-year time charter rates for Handymax, Panamax and Capesize dry bulk carriers between 1994 and February 2005.

Time Charter Rates—12 month period, prompt delivery
(US$ per day)

        Source: Drewry

        Dry bulk charter hire rates for all sizes of vessel follow a similar pattern. In 2003 and 2004, rates for all sizes of dry bulk carriers strengthened appreciably to historically high levels. According to Drewry, the driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China. Rates in 2005 started out at slightly lower levels, but remain relatively high compared to historic trends.

Baltic Freight Indices—index points

        Source: Baltic Exchange

Vessel Prices

        Market conditions in each of the major sectors in the shipping industry—dry bulk carriers, tankers and containerships—have prospered over the past 18 months. This has helped trigger an upsurge in newbuilding activity across each of these fleet sectors. In addition, newbuilding demand is also strong for Liquefied Natural Gas (LNG) carriers and other specialized ship categories. Consequently, the near -term availability of newbuilding berths for vessel delivery before the end of 2007 is scarce, and after a period of stagnation, newbuilding prices for all vessel types have increased significantly, due to a combination of rising demand, shortage in berth space and rising raw material costs, especially the price of steel. The weakening of the US dollar has also contributed to the recent surge in newbuilding prices, as yards protect themselves from incurring additional currency costs.

        The trend in indicative newbuilding prices for bulk carriers is shown in the chart below.

Dry Bulk Carrier Newbuilding Prices
(US$ million)

Source: Drewry

        The steep increase in newbuilding prices and the strength in the charter market have also affected vessel prices in the second-hand market.

Dry Bulk Carrier Secondhand Prices (US$ million)

        Source: Drewry

        With vessel earnings running at high levels and a dearth of available newbuilding berths, demand for ships offering early delivery has been at a premium. In some instances, the market has witnessed second-hand prices for five-year-old dry bulk carriers reaching levels higher than those for comparably sized newbuildings.

BUSINESS

        We are Eagle Bulk Shipping Inc., a newly-formed Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Handymax dry bulk vessels. Handymax dry bulk vessels range in size from 35,000 to 60,000 dwt and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer along worldwide shipping routes. We own a modern fleet of Handymax dry bulk vessels that we have purchased or agreed to purchase from unrelated third parties. We have taken delivery of nine vessels and expect delivery of two vessels in July and August 2005. Our 11 vessel fleet has a combined carrying capacity of 540,456 dwt and an average age of only six years as of June 2005, as compared to an average age for the world Handymax dry bulk fleet of over 15 years.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the dry bulk shipping industry, including:

  •
  A fleet of 11 Handymax dry bulk vessels. We are the largest U.S. based owner of Handymax dry bulk vessels. We view Handymax vessels as a highly attractive sector of the dry bulk shipping industry relative to larger vessel sectors due to their:

—	reduced volatility in charter rates;
—	smaller newbuilding orderbook;
—	increased operating flexibility;
—	ability to access more ports;
—	ability to carry a more diverse range of cargoes; and
—	broader customer base.
  •
  A modern, high quality fleet. Our 11 Handymax vessels have an average age of only six years, as compared to an average age for the world Handymax dry bulk fleet of over 15 years. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing employment for our ships. Our fleet was built to high standards and 10 of our vessels were built at leading Japanese shipyards, including Mitsui which built six of our vessels, and Oshima which built four of our vessels.

  •
  A fleet of sister and similar ships. Our fleet includes a group of five identical sister ships built at the Mitsui shipyard based upon the same design specifications and four similar ships built at the Oshima shipyard that use many of the same parts and equipment. Operating sister and similar ships provides us with operational and scheduling flexibility, efficiencies in employee training and lower inventory and maintenance expenses. We believe that this should allow us both to increase revenue and lower operating costs.

  •
  A medium- to long-term fixed-rate time charter program. We have entered into agreements to time charter nine of our 11 vessels and expect to enter into time charters on similar terms for our remaining two vessels. Our charters range in length from one to three years with an average of approximately two years and provide for fixed semi-monthly payments in advance. We believe that this structure provides significant visibility to our future financial results and allows us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

  •
  An experienced management team. Our New York City based team of senior executives, including Sophocles Zoullas, have an average of 20 years of experience in the shipping industry, primarily in the Handymax and Handysize dry bulk sectors, and have a record of accomplishment in the shipping industry. The members of our management team have developed strong industry relationships with leading charterers, shipbuilders, insurance underwriters, protection & indemnity clubs and financial institutions.

  •
  A strong balance sheet with a low level of indebtedness. We intend to use a portion of the net proceeds from this offering to repay the majority of our outstanding indebtedness. We expect that the repayment of a majority of our outstanding indebtedness will strengthen our balance sheet and increase the amount of funds we may draw under our credit facility in connection with future acquisitions.

Our Business Strategy

        Our strategy is to manage and expand our fleet in a manner that enables us to pay attractive dividends to our stockholders. To accomplish this objective, we intend to:

  •
  Operate a modern, high quality fleet of Handymax dry bulk vessels. We believe that our ability to maintain and increase our customer base will depend largely on the quality of our fleet. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in obtaining employment for our vessels. We will carry out regular inspections and maintenance of our fleet in order to maintain its high quality.

  •
  Pursue medium- to long-term charters with the flexibility to pursue short-term charters in the future. We have chartered our vessels pursuant to a combination of one- to three-year time charters with an average duration of approximately two years that provide stable cash flows. We will continue to strategically monitor developments in the dry bulk shipping market on a regular basis. Based on market conditions, we may consider taking advantage of short-term rates in the future.

  •
  Maintain low cost, highly efficient operations. We believe that we are a cost-efficient and reliable owner and operator of dry bulk vessels due to the young age of our vessels, our groups of sister and similar ships and the strength of our management team. We intend to actively monitor and control vessel operating expenses while maintaining the high quality of our fleet through regular inspection and maintenance programs. We also intend to take advantage of savings that result from the economies of scale that V.Ships provides us through access to bulk purchasing of supplies, quality crew members and a global service network of engineers, naval architects and port captains.

  •
  Expand our fleet through selective acquisitions of dry bulk vessels. We intend to grow our fleet through timely and selective acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share. We expect to focus primarily in the Handymax sector of the dry bulk shipping industry. We may also consider acquisitions of other sizes of dry bulk vessels, including Handysize vessels, but do not intend to acquire tankers.

  •
  Maintain a strong balance sheet with low leverage. We intend to use a portion of the net proceeds from this offering to repay the majority of our outstanding indebtedness. In the future, we expect to draw funds under our new credit facility to fund vessel acquisitions. We intend to repay all or a portion of our acquisition related debt from time to time with the net proceeds of equity issuances. While our leverage will vary according to our acquisition strategy and our ability to refinance acquisition related debt through equity offerings on terms acceptable to us, we generally intend to limit the amount of indebtedness that we have outstanding at any time to low levels for our industry. We believe this strategy will provide us with flexibility in pursuing acquisitions that are accretive to earnings and dividends per share.

Our Fleet

        The following table presents certain information concerning our fleet as of June 2005.

Vessel	Delivery Date	Dwt	Age	Time Charter Expiration Date (1)	Daily Time Charter Hire Rate
Cardinal (2)	April 2005	55,362	1 year	March 2007 to June 2007	$
Condor (3)	April 2005	50,206	4 years	—		—
Falcon (3)	April 2005	50,206	4 years	February 2008 to June 2008	$
Harrier (3)	April 2005	50,206	4 years	March 2007 to June 2007	$
Hawk I (3)	April 2005	50,206	4 years	March 2007 to June 2007	$
Shikra	April 2005	41,096	21 years	July 2006 to November 2006	$
Griffon (2)	May 2005	46,635	10 years	February 2006 to April 2006	$
Kite	May 2005	47,195	8 years	March 2006 to May 2006	$
Peregrine (2)	June 2005	50,913	4 years	October 2006 to January 2007	$
Sparrow(2)(4)	Expected July 2005	48,225	5 years	November 2006 to February 2007	$
Osprey (3)(4)	Expected August 2005	50,206	3 years	—		—

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon the termination of the charter.

(2)
These vessels are similar ships built at the same shipyard.

(3)
These vessels are sister ships.

(4)
As expected to be renamed by us after delivery.

        All of our vessels fly the Marshall Islands flag. We will own each of our vessels through a separate wholly owned Marshall Islands subsidiary.

        Our strategy is to charter our vessels primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters. For the years 2005 and 2006,            % and            %, respectively, of our fleet's available days are committed on time charters. We will regularly monitor the dry bulk shipping market and based on market conditions we may consider taking advantage of short-term charter rates.

        A time charter involves the hiring of a vessel from its owner for a period of time pursuant to a contract under which the vessel owner places its ship (including its crew and equipment) at the service of the charterer. Under a typical time charter, the charterer periodically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of fuel and port and canal charges. Subject to certain restrictions imposed by us in the contract, the charterer determines the type and quantity of cargo to be carried and the ports of loading and discharging. The technical operation and navigation of the vessel at all times remain our responsibility, including vessel operating expenses, such as the cost of crewing, insuring, repairing and maintaining the vessel, costs of spare parts and supplies, tonnage taxes and other miscellaneous expenses.

        In connection with the charter of each of our vessels, we pay commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house ship brokers associated with the charterers, depending on the number of brokers involved with arranging the relevant charter.

        Vessels operating voyage charters in the spot market typically are chartered for a single voyage, which may last up to several weeks. Vessels operating in the spot market may generate increased profit margins during periods when charter rates are strong, while vessels operating on fixed time charter generally provide more predicable cash flows. Under a typical voyage charter in the spot market, we will be paid freight on the basis of moving cargo from a loading port to a discharge port. We will be responsible for paying both operating costs and voyage costs and the charterer will be responsible for any delay at the loading or discharging ports.

        Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States or United Nations sanctions have been imposed.

Our Customers

        Our customers currently include national, regional and international companies, such as Korea Line, Ltd., Daeyang Shipping Ltd., Armada Bulk Shipping Ltd., MUR Shipping Contracting (Metall und Rohstoff), Strategic Bulk Carriers and Fairfield Bulk Carriers. Our assessment of a charterer's financial condition and reliability is an important factor in negotiating employment for our vessels. We expect to charter our vessels to major trading houses (including commodities traders), publicly traded companies, reputable vessel owners and operators, major producers and government-owned entities rather than to more speculative or undercapitalized entities. We evaluate the counterparty risk of potential charterers based on our management's long experience in the shipping industry with the input of two independent credit risk consultants.

Management of Our Fleet

        Our senior management team consists of four experienced shipping executives and is led by Sophocles Zoullas, a native New Yorker with a background of 20 years in the Handymax and Handysize dry bulk sectors. Our New York City based management team undertakes all of the commercial and strategic management of our fleet and supervises the technical management of our fleet.

  Commercial and Strategic Management

        We perform all of the commercial and strategic management of our fleet, including:

  •
  Obtaining employment for our vessels and maintaining our relationships with our charterers. We believe that because our management team has an average 20 years experience in operating Handymax and Handysize dry bulk vessels, we have access to a broad range of charterers and can employ the fleet efficiently in any market and achieve high utilization rates.

  •
  Identifying, purchasing, and selling vessels. We believe that our commercial management team has longstanding relationships in the dry bulk industry, which provides us access to an extensive network of ship brokers and vessel owners that we believe will provide us with an advantage in future transactions.

  •
  Obtaining insurance coverage for our vessels. We feel that we have well-established relationships with reputable marine underwriters in all the major insurance markets around the world that helps insure our fleet with insurance at competitive rates. Additionally, our protection and indemnity insurance is directly placed with the underwriter, thereby eliminating broker expense.

  •
  Supervising V.Ships, our third party technical manager. We regularly monitor the expenditures, crewing, and maintenance of our vessels by our technical manager. Our management team has direct experience with vessel operations, repairs, drydockings and construction.

  Technical Management

        The technical management of our fleet is provided by an unaffiliated third party, V.Ships, the world's largest provider of independent ship management and related services, to which we refer to as our technical manager. We will review the performance of V.Ships on an annual basis and may add or change technical managers.

        Technical management includes managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry docking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. V.Ships also manages and processes all crew insurance claims. Our technical manager maintains records of all costs and expenditures incurred in connection with its services that are available for our review on a daily basis. Our technical manager is a member of Marine Contracting Association Limited (MARCAS), an association that arranges bulk purchasing for its members to enable us to benefit from economies of scale.

        We currently expect to crew our vessels with Ukrainian officers and seamen supplied by V.Ships in its capacity as technical manager. These officers and seamen are employees of our wholly owned vessel owning subsidiaries while aboard our vessels. Our technical manager handles each seaman's training, travel and payroll and ensures that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. Additionally, our seafaring employees perform most commissioning work and assist in supervising work at shipyards and drydock facilities. We typically man our vessels with more crew members than are required by the country of the vessel's flag in order to allow for the performance of routine maintenance duties. We pay our crew commensurate with international collective bargaining agreements and, therefore, we do not anticipate any labor disruptions.

        We pay our technical manager a fee of $        per vessel per month, plus actual costs incurred by our vessels.

Permits and Authorizations

        We will be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We expect to be able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

Environmental and Other Regulations

        Government regulation significantly affects the ownership and operation of our vessels. We will be subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered.

        A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

        We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the dry bulk shipping industry.

        Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations applicable to us as of the date of this prospectus.

  International Maritime Organization

        The International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and will become effective in May 2005. Annex VI, when it becomes effective, will set limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibit deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We are formulating a plan to comply with the Annex VI regulations once they come into effect. Compliance with these regulations could require the installation of expensive emission control systems and could have an adverse financial impact on the operation of our vessels.

        The operation of our vessels is also affected by the requirements set forth in the IMO's Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified.

  The United States Oil Pollution Act of 1990

        The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its two hundred nautical mile exclusive economic zone.

        Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

  •
  natural resources damage and the costs of assessment thereof;

  •
  real and personal property damage;

  •
  net loss of taxes, royalties, rents, fees and other lost revenues;

  •
  lost profits or impairment of earning capacity due to property or natural resources damage; and

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

        OPA limits the liability of responsible parties to the greater of $600 per gross ton or $0.5 million per dry bulk vessel that is over 300 gross tons (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

        We expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

        OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. In December 1994, the United States Coast Guard implemented regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton, which includes the OPA limitation on liability of $1,200 per gross ton and the United States Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

        The United States Coast Guard's regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses.

        The United States Coast Guard's financial responsibility regulations may also be satisfied by evidence of surety bond, guaranty or by self-insurance. Under the self-insurance provisions, the ship owner or operator must have a net worth and working capital, measured in assets located in the United

States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the United States Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the United States Coast Guard evidencing sufficient self-insurance.

        OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

  Other Environmental Initiatives

        The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any may be promulgated by the European Union or any other country or authority.

        Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4.0 million plus approximately $566.0 per gross registered ton above 5,000 gross tons with an approximate maximum of $80.5 million per vessel, with the exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner's actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

  Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code or ISPS Code. Among the various requirements are:

  •
  on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

  •
  on-board installation of ship security alert systems;

  •
  the development of vessel security plans; and

  •
  compliance with flag state security certification requirements.

        The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-United States vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

  Inspection by Classification Societies

        Every seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and /or to the regulations of the country concerned.

        For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

  •
  Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

  •
  Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

  •
  Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

        All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under 5 years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided that the vessel is inspected underwater.

        Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies, or IACS. All our vessels that we have purchased and may agree to purchase in the future must be certified as being "in class" prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel. We intend to have all of our vessels classed by IACS members.

Risk of Loss and Liability Insurance

  General

        The operation of any dry bulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills (from fuel oil) and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

        While we intend to maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, and freight, demurrage and defense cover for our operating fleet in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates. We will also evaluate procuring loss of hire increased value and charterers' default insurance for our fleet.

  Hull & Machinery and War Risks Insurance

        We intend to maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of our vessels. Our vessels will each be covered up to at least fair market value with deductibles of $          per vessel per incident.

  Protection & Indemnity Insurance

        Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure our third party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs." Subject to the "capping" discussed below, our coverage, except for pollution, is unlimited.

        Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The fourteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. As a member of a P&I Association, which is a member of the International

Group, we are subject to calls payable to the associations based on the group's claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Competition

        Our business will fluctuate in line with the main patterns of trade of dry bulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of dry bulk vessels in the Handymax and Handysize class sectors. Ownership of dry bulk vessels is highly fragmented and is divided among approximately 1,400 independent dry bulk vessels owners.

Legal Proceedings

        We have not been involved in any legal proceedings which may have, or have had a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Properties

        We do not own any real property. We lease office space at 29 Broadway, New York, New York 10006.

Exchange Controls

        Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

NEW CREDIT FACILITY

        We expect to enter into a new $330 million credit facility with our current lender. The new credit facility may be used to refinance existing indebtedness, to fund vessel acquisitions and for working capital requirements.

        The new credit facility has a facility limit of $330 million and a term of ten years. We will be permitted to borrow up to $         million to refinance existing indebtedness, up to $         million to acquire additional vessels and up to $         million for working capital purposes. The facility limit will be $330 million for a period of five years from the date of the loan agreement. Thereafter, the facility limit will be reduced by $           million semi-annually over a period of five years with a final reduction of $           million at the time of the last semi-annual reduction. Our ability to borrow funds for working capital purposes will be subject to review and renewal eighteen months from the date we sign the loan agreement and thereafter will be subject to review and renewal on an annual basis. If the lender elects to reduce the amount of funds that we may borrow for working capital purposes, the facility limit will be reduced by a corresponding amount.

        Our obligations under the credit facility will be secured by a first priority mortgage on each of the vessels in our fleet and such other vessels that we may from time to time include with the approval of our lender, a first assignment of all freights, earnings, insurances and requisition compensation and a negative pledge agreement that requires us to either mortgage new vessels to our lender or obtain our lender's consent before we mortgage those vessels to third parties. We may grant additional security from time to time in the future.

        Our ability to borrow amounts under the new credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Drawdowns for acquisitions will be subject to the aggregate amount of our debt outstanding not exceeding          of the aggregate market value of the vessels in our fleet on a pro forma basis.

        The new credit facility will contain financial covenants requiring us, among other things, to ensure that:

  •
  the aggregate market value of the vessels in our fleet that secure our obligations under the new credit facility at all times exceeds        % of the aggregate principal amount of debt outstanding under the new credit facility and the notional or actual cost of terminating any relating hedging arrangements;

  •
  our total assets minus our debt will be subject to a minimum amount to be agreed;

  •
  our earnings before interest, taxes, depreciation and amortization will at all times exceed        x the aggregate amount of interest incurred and net amounts payable under interest rate hedging arrangements during a particular period; and

  •
  we maintain $           million of working capital per vessel.

        For the purposes of the new credit facility, our "total assets" will be defined to include our tangible fixed assets and our current assets, as set forth in our consolidated financial statements, except that the value of any vessels in our fleet that secure our obligations under the new credit facility will be measured by their fair market value rather than their carrying value on our consolidated balance sheet.

        The new credit facility will also contain general covenants that will require us to maintain adequate insurance coverage and to obtain the lender's consent before we acquire new vessels, change the flag, class or management of our vessels, or enter into a new line of business. In addition, the credit facility will include customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and warranty, a cross-default to other indebtedness and non-compliance with security documents.

        Our new credit facility will not prohibit us from paying dividends so long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant.

MANAGEMENT

Directors, Executive Officers and Certain Key Officers and Employees

        Set forth below are the names, ages and positions of our directors and executive officers and certain key officers and employees of Eagle Shipping International (USA) LLC, our wholly owned subsidiary and commercial manager.

Name	Age	Position
Sophocles N. Zoullas	39	Chief Executive Officer, Chairman and Director of the Company
Alan S. Ginsberg	46	Chief Financial Officer of the Company
Michael B. Goldberg	58	Director of the Company
Philip E. Berney	41	Director of the Company
Frank J. Loverro	36	Director of the Company
David B. Hiley*	66	Director of the Company
Claude G. Thouret, Jr.	56	Chief Operating Officer of our commercial manager
Edward H. James	39	Chartering Manager of our commercial manager

*
Has agreed to serve on our board of directors upon consummation of this offering.

        The business address of each officer and director and other key officers and employees of our commercial manager is the address of our principal executive offices, which are located at 29 Broadway, New York, New York 10006.

        Biographical information with respect to each of our directors and executive officers and other key officers of our commercial manager is set forth below.

        Sophocles N. Zoullas, a native New Yorker, serves as our Chief Executive Officer, Chairman and Director. Mr. Zoullas has been involved in the dry bulk shipping industry for 20 years with experience in both strategic and commercial as well as operational aspects of the business. Mr. Zoullas' strategic and commercial experience includes ship purchase negotiations and financing, chartering and insurance. Mr. Zoullas's operational experience includes oversight of ship repair, maintenance and cost control. From 1989 to February 2005, Mr. Zoullas served as an executive officer and a director of Norland Shipping & Trading Corporation, a shipping agency in the dry bulk shipping industry. He holds a bachelor's degree from Harvard College and an MBA from IMD (IMEDE) in Lausanne, Switzerland.

        Alan S. Ginsberg serves as our Chief Financial Officer and is responsible for overseeing our accounting and financial matters. Mr. Ginsberg has over 17 years of experience in the shipping industry and in particular in shipping finance. From 2002 until 2005, Mr. Ginsberg was the Director of Ship Financing for Northampton Capital Ltd., a transportation industry financial advisory firm. From 1998 to 2002, Mr. Ginsberg was a Director of High Yield Research at Scotia Capital (USA) Inc. and was responsible for analysis of the shipping industry, publishing research and maintaining relationships in the industry. From 1997 to 1998, Mr. Ginsberg was the publisher of Marine Money International, a leading maritime publication, and between 1988 and 1996 he served as the Chief Financial Officer of The Kedma Group, a privately held shipping company that owned and operated 17 vessels, including 14 handymax dry bulk vessels and three tankers. Mr. Ginsberg holds a bachelor's degree from Georgetown University. Mr. Ginsberg is a certified public accountant and has previously worked at Coopers & Lybrand.

        Michael B. Goldberg serves as a Director of the Company and is a Managing Director at Kelso, an affiliate of ours, having joined Kelso in 1991. Prior to joining Kelso, Mr. Goldberg spend two years as a Managing Director and Co-head of the Mergers and Acquisitions Department at The First Boston Corporation. From 1978 to 1987, Mr. Goldberg practiced corporate law in the Mergers and

Acquisitions Department of Skadden, Arps, Slate, Meagher & Flom LLP, becoming a partner in 1980. Mr. Goldberg was an Associate at Cravath, Swain & Moore from 1972 to 1977. Additionally, Mr. Goldberg is a director of Consolidated Vision Group, Inc., Endo Pharmaceuticals, Inc., Federal Information Technology Systems, LLC, Optigas Holdings, LLC, Hilite International, Inc. and HCI Direct, Inc.

        Philip E. Berney serves as a Director of the Company and is a Managing Director at Kelso, an affiliate of ours, having joined Kelso in 1999. Prior to joining Kelso, Mr. Berney was a Senior Managing Director and Head of the High Yield Capital Markets group at Bear, Stearns & Co. Previously, he worked in High Yield Finance at The First Boston Corporation. Additionally, Mr. Berney is a director of CDT Holdings plc, Del Laboratories, Inc. and Federal Information Technology Systems, LLC.

        Frank J. Loverro serves as a Director of the Company and is a Managing Director at Kelso, an affiliate of ours, having joined Kelso in 1993. Prior to joining Kelso, Mr. Loverro worked in private equity investing with the Clipper Group. Mr. Loverro started his career in the High Yield Finance Group at CS First Boston. Additionally, Mr. Loverro is a director of Endo Pharmaceuticals, Inc.

        David B. Hiley has agreed to serve as a Director of the Company upon consummation of this offering. He has been a financial consultant, including a financial consultant to Nortek, Inc. for more than the past five years. From April 1, 1998 through March 1, 2000, Mr. Hiley served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc., a real estate investment trust. Mr. Hiley is currently a director of Koger Equity, Inc.

        Claude G. Thouret, Jr.    serves as the Chief Operating Officer of our commercial manager and is responsible for supervising the management of day-to-day operations. Mr. Thouret has 27 years of experience in the dry bulk shipping industry in operations, insurance and risk management. Previously, from 1999 until 2005, Mr. Thouret was a general manager of Norland Shipping & Trading Corporation where he was responsible for day-to-day operations, insurance procurement, claims management, negotiating charter party details and coordinating certain legal matters.

        Edward H. James serves as the Chartering Manager of our commercial manager and is responsible for managing vessel charters and related matters. Mr. James has 16 years of experience in the dry bulk industry in chartering and risk management. Previously, Mr. James was a chartering manager for Norland Shipping and Trading Corporation from 2000 until 2005 where he was responsible for commercially managing a fleet of Handymax and Handysize dry cargo bulk vessels and negotiated terms of employment for vessels.

Board Practices

        Upon the closing of this offering, we will establish an Audit Committee comprised of three board members which will be responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. Each member will be an independent director. In addition, we will establish a Compensation Committee comprised of three members, which will be responsible for establishing executive officers' compensation and benefits. The members of the Audit Committee will be                        and the members of the Compensation Committee will be            . We also expect to establish a Nominating and Corporate Governance Committee comprised of three board members who will be responsible for identifying and recommending qualified candidates as board nominees, recommending directors for appointment to board committees, developing and recommending a set of corporate governance principles and overseeing evaluations of our board of directors and management. The members of the Nominating and Corporate Governance Committee will be                  .

Compensation of Executives, Directors and Senior Management

        As we were formed in 2005, we did not pay any compensation to members of our senior management, non-executive directors or our executive directors in any of the last three fiscal years.

        Members of our management have been awarded, and certain additional members of management may be awarded in the future, profit interests in Eagle Ventures, which will own             shares of our common stock following this offering, assuming that the underwriters do not exercise their over-allotment option, that may entitle such persons to a portion of any appreciation in the value of the assets of Eagle Ventures (including our shares of common stock when sold). In all, one-fourth of the profit interests are service-related and vest in equal quarterly installments over four years, and the remaining profit interests are performance-related and vest based on Kelso's achievement of certain multiples on its original indirect equity investment in us, subject to an internal rate of return minimum. All vesting criteria are subject to continued employment with Eagle Ventures or any of its affiliates. Profits interests awarded will dilute only the interests of owners of Eagle Ventures, and will not dilute direct holders of our common stock, including stockholders that purchase shares of our common stock in this offering. It is expected that, to the extent that such profits interests vest and become payable to management, we will incur non-cash compensation charges in connection with these profits interests incentives. The combined economic interest in the appreciation in our equity granted to members of management and others through profit interests and to our or our affiliates' employees following any future awards that we may grant under our 2005 Stock Incentive Plan is not expected to exceed approximately    % on a fully diluted basis, in the aggregate.

Employment Agreement

        We have entered into a full time employment agreement with Mr. Zoullas pursuant to which Mr. Zoullas will serve as our Chief Executive Officer and be responsible for our day to day operations. The employment agreement has a term of three years and may be extended by mutual written agreement. Either Mr. Zoullas or we may terminate the employment agreement for any reason whatsoever on 30 days' written prior notice or as otherwise agreed upon in writing by the parties.

        Pursuant to the employment agreement, Mr. Zoullas receives a minimum base salary per year in the amount of $675,000. Mr. Zoullas is eligible to participate in a performance bonus pool, provided by our stockholder, Eagle Ventures, for senior executives, which is based upon the EBITDA of Eagle Ventures, as well as discretionary amounts determined by the compensation committee of Eagle Ventures. Mr. Zoullas is also entitled to participate in the benefit plans and fringe benefits provided generally to similarly situated senior executives.

        Pursuant to the employment agreement, Mr. Zoullas has also been awarded a profits interest in Eagle Ventures which is designed to allow participation in profits realized in a sale or other exit event with respect to Eagle Ventures. This profits interest consists of "service points" and "performance points." Mr. Zoullas is required to receive at least 75% of the profits interests that are awarded to senior management by the compensation committee of Eagle Ventures. In the event Mr. Zoullas' employment is terminated (i) by the Company without cause (as such term is defined in the employment agreement), (ii) by Mr. Zoullas for good reason (as such term is defined in the employment agreement), or (iii) as a result of death or disability (as such term is defined in the employment agreement), all of the service points allocated to Mr. Zoullas will vest and one-half of the performance points allocated to Mr. Zoullas will vest.

        In the event Mr. Zoullas terminates his employment for other than good reason, Mr. Zoullas is entitled to receive (i) his base salary earned but unpaid up to the date of termination, (ii) reimbursement of any expenses for which he was due reimbursement, (iii) any bonus actually earned for a completed year but unpaid as of the date of termination, and (iv) any benefits that he is then entitled to receive under benefit plans (collectively, (i), (ii), (iii) and (iv) are referred to as the "Accrued Benefits").

        In the event we terminate Mr. Zoullas' employment without cause, then in addition to the Accrued Benefits, Mr. Zoullas is entitled to receive continuation of his base salary (the "Severance Payments") for a period of one year following the effective date of such termination, or the remaining term of the employment agreement, whichever is longer (the "Severance Period"). In addition, we will continue his health insurance (for Mr. Zoullas and his dependents) during the Severance Period. The Severance Payment and the continuation of such benefits are referred as the "Severance Benefits." We may also terminate Mr. Zoullas' employment at any time for cause.

        In the event that his employment is terminated for cause, we are only obligated to provide Mr. Zoullas with the Accrued Benefits and the profits interest allocated to Mr. Zoullas is forfeited. Mr. Zoullas may terminate his employment with us at any time for good reason. In the event that Zoullas terminates his employment for good reason, he shall receive the Accrued Benefits and the Severance Benefits during the Severance Period.

        If Mr. Zoullas dies or becomes disabled while employed by us, all of his rights under the employment agreement terminate except that we are required to pay Mr. Zoullas his Accrued Benefits.

        Pursuant to the employment agreement, Mr. Zoullas has agreed to protect our confidential information. He has also agreed for a period of one year following his termination, not to (a) solicit or induce any employee, agent or consultant to terminate his or her relationship with us, or (b) intentionally take any action to interfere with the relationship between us or any of our affiliates and any customer, supplier, lessor, lessee, broker or employee or any other person or entity which has a business relationship with us or any of our affiliates.

2005 Stock Incentive Plan

        Prior to the closing of this offering, we will adopt our 2005 Stock Incentive Plan. Under the terms of our 2005 Stock Incentive Plan, our directors, officers, members of our management, certain key employees and independent contractors will be eligible to receive awards which include incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and performance shares as well as other stock based awards. A total of            shares of common stock will be reserved for issuance upon exercise of options, as restricted share grants or otherwise under the plan.

PRINCIPAL STOCKHOLDERS

        The following table contains information regarding the beneficial ownership of our common stock as of March 31, 2005, as adjusted to reflect the sale of our common stock in this offering (assuming an initial public offering price of $            per share, the mid-point of the range shown on the cover of this prospectus, and net proceeds of this offering of $            ) by:

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  our chief executive officer and each of our three next most highly compensated executive officers; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and, therefore, does not include shares held by each person's stock bonus plan account unless held in a directed account. Unless otherwise indicated below, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

        Unless otherwise noted, the address of each person listed below at 29 Broadway, New York, New York 10006.

				Shares Beneficially Owned After Offering
	Shares Beneficially Owned Prior to Offering
Name			Number of Shares Offered		Percentage *(1)
	Number	Percentage		Number
Eagle Ventures, LLC (2)		100%
Kelso Investment Associates VII, L.P. (2)(3)
KEP VI, LLC (2)(3)
Frank T. Nickell (2)(3)(4)
Thomas R. Wall, IV (2)(3)(4)
George E. Matelich (2)(3)(4)
Michael B. Goldberg (2)(3)(4)(5)
David I. Wahrhaftig (2)(3)(4)
Frank K. Bynum, Jr. (2)(3)(4)
Philip E. Berney (2)(3)(4)(5)
Frank J. Loverro (2)(3)(4)(5)
Michael B. Lazar (2)(3)(4)
Executive Officers and Directors:
Sophocles N. Zoullas (5)(6)
Alan S. Ginsberg (7)
Claude G. Thouret, Jr. (8)
Edward H. James (9)
Executive Officers and Directors as a group (10)

*
Assuming no exercise of the underwriters' over-allotment option.

**
Less than one percent.

(1)
Percentages for Eagle Ventures LLC, KIA VII, KEP VI and Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Lazar are reflective of beneficial ownership of Eagle Ventures LLC common interests. Except as indicated, percentages for executive officers and directors are reflective of beneficial ownership of our outstanding shares (including shares that may be deemed to be owned by virtue of ownership interests in Eagle Ventures LLC).

(2)
The business address for these persons is c/o Kelso & Company, L.P., 320 Park Avenue, 24th Floor, New York, NY 10022.

(3)
Includes shares of common stock held by: (i) Kelso Investment Associates VII, L.P., a Delaware limited partnership, or KIA VII, and (ii) KEP VI, LLC, or KEP VI. KIA VII and KEP VI may be deemed to share beneficial ownership of shares of common stock owned of record by Eagle Ventures LLC, by virtue of their ownership interests in Eagle Ventures LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other's shares. Shares and percentages indicated represent the upper limit of the expected ownership of our equity securities by these persons and entities. In the event that one or more third-party investors, if any, contribute cash to Eagle Ventures LLC and acquire membership interests in Eagle Ventures LLC, the number of shares beneficially owned by these persons and entities and the percentage of shares beneficially owned by them would decrease proportionately as a result of any such acquisition. Each of KIA VII and KEP VI disclaim such beneficial ownership.

(4)
Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Lazar may be deemed to share beneficial ownership of shares of common stock owned of record by Eagle Ventures LLC, by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Lazar share investment and voting power with respect to the ownership interests owned by KIA VII and KEP VI but disclaim beneficial ownership of such interests.

(5)
Member of our board of directors.

(6)
Includes        shares of common stock held of record by Eagle Ventures LLC, by virtue of Mr. Zoullas' ownership interest in Eagle Ventures LLC.

(7)
Includes        shares of common stock held of record by Eagle Ventures LLC, by virtue of Mr. Ginsberg's ownership interest in Eagle Ventures LLC.

(8)
Includes        shares of common stock held of record by Eagle Ventures LLC, by virtue of Mr. Thouret's ownership interest in Eagle Ventures LLC.

(9)
Includes        shares of common stock held of record by Eagle Ventures LLC, by virtue of Mr. James' ownership interest in Eagle Ventures LLC.

(10)
Includes shares of common stock the beneficial ownership of which Mr. Goldberg, Mr. Berney and Mr. Loverro may be deemed to share, as described in footnote 4 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Eagle Ventures Agreement

        Affiliates of Kelso, certain outside investors and all members of our management are parties to a limited liability company agreement relating to the formation, ownership and management of Eagle Ventures, which will own    shares of our common stock (equivalent to    % of our common stock on a fully diluted basis) immediately after the offering, assuming the underwriters do not exercise their over-allotment option. Affiliates of Kelso control Eagle Ventures, owning approximately    % of the common interests in Eagle Ventures, and members of our management own approximately    % of the common interests in Eagle Ventures. Members of our management have also been awarded profit interests in Eagle Ventures that may entitle such persons to a portion of any appreciation in the value of the assets of Eagle Ventures (including shares of our common stock owned by Eagle Ventures when sold). The Eagle Ventures agreement also provides that others having senior management and/or strategic planning-type responsibilities may be awarded similar profit interests in Eagle Ventures. In all, one-fourth of the profit interests are service-related and vest in equal quarterly installments over four years, and the remaining profit interests are performance-related and vest based on Kelso's achievement of certain multiples on its original indirect equity investment in us, subject to an internal rate of return minimum. All vesting criteria are subject to continued employment with Eagle Ventures or any of its affiliates. The combined economic interest in the appreciation in our equity granted to members of senior management and others through profit interests and to our or our affiliates' employees through our 2005 Stock Incentive Plan is not expected to exceed approximately    % on a fully diluted basis, in the aggregate. These profits interests will dilute only the interests of owners of the Eagle Ventures, and will not dilute direct holders of our common stock, including stockholders that purchase shares of our common stock in this offering. However, to the extent that such profits interests vest and become payable to management, our income statement will reflect non-cash charges for such amounts. The terms of Eagle Ventures agreement include those described below:

  •
  Kelso affiliates have the right to designate all of the directors on the board of directors of Eagle Ventures.

  •
  Management members and investors other than Kelso may transfer common interests in Eagle Ventures only under certain limited circumstances, such as transfers in connection with estate planning purposes, and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by voluntary decision (so long as Eagle Ventures has been given the opportunity to purchase the interests subject to such involuntary transfer).

  •
  Management members and investors other than Kelso have pro rata "tag-along" rights on certain significant sales by the Kelso affiliates to third parties. The Kelso affiliates have the right to "drag along", on a pro rata basis, each of the management members and investors other than Kelso on certain significant sales by the Kelso affiliates to third parties.

Financial Advisory Agreement

        Under the terms of the financial advisory agreement dated February 1, 2005 between Kelso and us (as the successor to Eagle Holdings LLC), we will pay a financial advisory fee of up to $500,000 per year, payable quarterly in advance to Kelso for services to be provided by Kelso to us. The financial advisory agreement provides that we will indemnify Kelso and Kelso's officers, directors, affiliates' respective partners, employees, agents and control persons (as such term is used in the Securities Act and the rules and regulations thereunder), against claims, losses and expenses as incurred in connection with the services rendered to us or our predecessors under the financial advisory agreement or arising out of any such person being a controlling person of Eagle Ventures or our Company. It also provides that we reimburse Kelso's expenses incurred in connection with Kelso's investment in Eagle Ventures and with respect to all other services to be provided to us or our predecessors by Kelso at any time. The financial advisory agreement also provides for the payment of certain fees, as may be determined by our board of directors, payable by us to Kelso in connection with future investment banking services and for the reimbursement by the Company of expenses incurred by Kelso in connection with such services. In return for a $1 million fee payable prior to the offering, the annual financial advisory fee will terminate. However, our obligations with respect to the indemnification of Kelso and its affiliates and the reimbursement of Kelso's expenses will survive.

Registration Rights Agreement

        We intend to enter into a registration rights agreement prior to the closing of this offering with our current stockholder, pursuant to which we will grant it, its affiliates and certain of its transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which our current stockholder is a party, to require us to register under the Securities Act shares of our common stock held by it. Under the registration rights agreement, these persons will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our current stockholder or initiated by us. Immediately after this offering, our current stockholder will own                        shares entitled to these registration rights, assuming the underwriters do not exercise their over-allotment option.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have                        shares of common stock outstanding. Of these shares, the                        shares sold in this offering will be freely transferable in the United States without restriction under the Securities Act, except for any shares acquired by one of our "affiliates" as defined under Rule 144. Immediately after consummation of this offering, our current stockholder will continue to own                        shares of common stock, which were acquired in private transactions not involving a public offering and these shares will therefore be treated as "restricted securities" for purposes of Rule 144. The restricted securities held by our current stockholder will be subject to the underwriter's lock-up agreement as described below. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. The preferred stock purchase rights being registered in this offering are attached to our common stock and are subject to the same requirements for resale as the share of common stock to which they are attached.

        In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated who owns shares that were acquired from the issuer or an affiliate at least one year ago would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, which will be approximately            shares immediately after this offering, assuming that the underwriters do not execise their over-allotment option or (ii) an amount equal to the average weekly reported volume of trading in shares of our common stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. A person or persons whose shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale may sell restricted securities in reliance on Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

        We and our executive officers, directors and current stockholder have entered into agreements with the underwriters of this offering which, subject to certain exceptions, generally restrict us and our executive officers, directors and our current stockholder from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities, restricted securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 180 days after the date of this prospectus without the prior written consent of UBS Securities LLC and Bear, Stearns & Co. Inc. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the foregoing 180-day period and ends on the last day of the foregoing 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 180-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs. UBS Securities LLC and Bear, Stearns & Co. Inc. may, in their sole discretion and at any time or from time to time before the expiration of the lock-up period, without notice, release all or any portion of the securities subject to these agreements. There are no existing agreements with UBS Securities LLC and Bear, Stearns & Co. Inc. providing consent to the sale of shares prior to the expiration of the lock-up period.

        As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

        See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." In addition, all of these shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, as described above.

        As a result of the lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the Date of this Prospectus	Number of Shares Eligible for Sale	Comment
Date of prospectus		Shares not locked up and eligible for sale freely or under Rule 144
180 days (1)		Lock-up released; shares eligible for sale under Rule 144

(1)
Assuming the lock-up period is not extended or terminated in accordance with the terms of the lock-up agreements.

        Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of options that may be granted under any employee stock option or employee stock award plan of ours, or the perception that those sales may occur, could adversely affect prevailing market prices for our common stock.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated articles of incorporation and bylaws that will be in effect immediately prior to the consummation of this offering. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of                        , 2005, our authorized capital stock consists of            shares of common stock, par value $.01 per share, of which            shares were issued and outstanding, and            shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. Upon consummation of this offering, we will have outstanding            shares of common stock and no shares of preferred stock. All of our shares of stock are in registered form.

  Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all or our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

  Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

Directors

        Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

        Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Each director shall be elected to serve until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Transfer Agent

        The registrar and transfer agent for the common stock is                        .

Listing

        We intend to apply to have our shares of common stock quoted on the Nasdaq National Market under the symbol "EGLE."

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Business Corporation Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder "rights" plans. While the BCA also provides that it is to be in interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders' rights.

Marshall Islands		Delaware
Stockholder Meetings
•	Held at a time and place as designated in the bylaws	•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
•	May be held in or outside of the Marshall Islands	•	May be held in or outside of Delaware
•	Notice:	•	Notice:
	• Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting		• Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
	• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting		• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Marshall Islands		Delaware
Stockholder's Voting Rights
•	Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote	•	Stockholders may act by written consent to elect directors
•	Any person authorized to vote may authorize another person to act for him by proxy	•	Any person authorized to vote may authorize another person or persons to act for him by proxy
•	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting	•	For non-stock companies, a certificate of incorporation or bylaws may specify the number of members to constitute a quorum. In the absence of this, one-third of the members shall constitute a quorum
•	No provision for cumulative voting	•	For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum
		•	The certificate of incorporation may provide for cumulative voting
Directors
•	The board of directors must consist of at least one member	•	The board of directors must consist of at least one member
•	Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board	•	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.
•	If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Marshall Islands			Delaware
Dissenter's Rights of Appraisal
•	Stockholder's have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares		•	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
•	A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
	•	Alters or abolishes any preferential right of any outstanding shares having preference; or
	•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
	•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
	•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Stockholder's Derivative Actions
•
	An action may be brought in the right of a corporation to procure a judgement in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law	•
In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law
•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
•	Attorney's fees may be awarded if the action is successful
•	Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

        In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

        In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders of our common stock. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. In addition, the discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section.

        We have made, or will make, special U.S. tax elections in respect of each of our shipowning or operating subsidiaries that are potentially subject to tax as a result of deriving income attributable to the transportation of cargoes to or from the United States. The effect of the special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as separate taxable entities and to treat them as part of their parent, the "Company." Therefore, for purposes of the following discussion, the Company, and not the subsidiaries subject to this special election, will be treated as the owner and operator of the vessels and as receiving the income therefrom.

United States Federal Income Taxation of Our Company

  Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, to which we refer as "United States source shipping income." For tax purposes, "United States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends in the United States.

        Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, the Company is not permitted to engage in the transportation of cargoes that produces 100% United States source income.

        Unless exempt from tax under Section 883 of the Code, the Company's gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

  Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code and the regulations thereunder, a foreign corporation will be exempt from United States federal income taxation on its United States source shipping income if:

  (1)
  it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer as the "Country of Organization Test"; and

  (2)
  either

  (A)
  more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified stockholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test," or

  (B)
  its stock is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly-Traded Test"; or

  (C)
  it is a "controlled foreign corporation", or CFC, as described below and it satisfies the "50% Inclusion Test" as described below, to which, collectively, we refer as the "CFC Test."

        The Marshall Islands, the jurisdiction where the Company is incorporated, has been officially recognized by the U.S. Internal Revenue Service ("IRS") as a qualified foreign country that grants the requisite "equivalent exemption" from tax in respect of each category of shipping income the Company earns and currently expects to earn in the future. Therefore, the Company will be exempt from United States federal income taxation with respect to its United States source shipping income if it satisfies any one of the 50% Ownership Test, the Publicly-Traded Test or the CFC Test.

        It is currently anticipated that after the offering, the Company will be a CFC and therefore, its principal basis for qualifying for exemption rests upon satisfying the CFC Test. If the Company is not a CFC after the offering, its principal basis for qualifying for exemption will rest upon satisfying the Publicly-Traded Test. The Company does not currently anticipate a circumstance under which it would be able to satisfy the 50% Ownership Test after the offering.

  •
  CFC Test

        The Company will be a controlled foreign corporation, or a CFC, for United States federal income tax purposes if more than 50 percent of the Company's common stock, its sole class of stock, is owned by U.S. Holders each of whom owns 10 percent or more of such common stock. We refer to such 10 percent U.S. Holders as "United States Stockholders."

        The regulations interpreting Section 883, which were promulgated in August 2003, provide that a foreign corporation that is a CFC will only be treated as satisfying the CFC Test if, for the relevant year in question, more than 50 percent of the foreign corporation's net income derived from the international operation of ships is includible in the gross income of one or more United States Stockholders for such taxable year which we refer to as the "50% Inclusion Test." At the time the regulations were promulgated in 2003, income derived from the international operation of ships was a category of "Subpart F income." Subpart F income is required to be included in income of U.S. Stockholders under the CFC tax regime rules described below.

        Subsequently, in October of 2004, the American Jobs Creation Act of 2004, or the Jobs Act, was enacted. Under the Jobs Act, income derived by a foreign corporation from the international operation of ships was eliminated as a category of includible "Subpart F" income. As a result of such change, the Company and every other CFC is effectively precluded from ever being able to satisfy the 50% Inclusion Test if literally applied.

        In the absence of further regulatory guidance to the contrary, we do not believe that the 50% Inclusion Test should be interpreted in a manner that would essentially vitiate, in its entirety, the statutory provisions of Section 883, which require only that a foreign corporation be a CFC to qualify for the CFC Test. Instead, we believe that the 50% Inclusion Test should be interpreted to require an inclusion of income by U.S. Stockholders only to the extent such inclusion is mandated by the law, and, under the current Jobs Act changes, no inclusion is mandated.

        Based on such interpretation, the Company intends to take the position for United States federal income tax purposes that it satisfies the CFC Test and therefore qualifies for exemption from tax under Section 883. However, in the absence of any specific legal authority relating to the interaction of the "Subpart F" changes made by Jobs Act and the 50% Inclusion Test of the Section 883 regulations, the IRS or a court could disagree with our position.

  •
  Publicly-Traded Test

        The regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon completion of our offering, the Company anticipates that its common stock, which will be its sole class of issued and outstanding stock, will be "primarily traded" on the Nasdaq National Market.

        Under the regulations, the Company's common stock will be considered to be "regularly traded" on an established securities market if one or more classes of its stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, to which we refer as the "listing threshold."

        It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe the Company will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as we expect to be the case with the Company's common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, to which we refer as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who actually or constructively own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company identified on a SEC Schedule 13G or

Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

        We believe that, immediately after the offering, the Company will be a CFC and therefore, will be subject to the 5 Percent Override Rule. Since U.S. stockholders are not "qualified stockholders" under the regulations, we do not expect to be able to establish that among the group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 to preclude non-qualified 5% Stockholders from owning 50% or more of each class of our stock for more than half the number of days during the taxable year. If the identity or ownership of the Company's 5% Stockholders changes in the future, the Company may be able to satisfy the Publicly-Traded Test at that time. We can give no assurance, however, that this will be the case.

  Taxation In Absence of Section 883 Exemption

        If the benefits of Section 883 are unavailable, the Company's United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions to the extent that such income is not considered to be "effectively connected" with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of the Company's shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the Company's United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of the Company's United States trade or business.

        The Company's United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

  •
  the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

  •
  substantially all of the Company's United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        The Company does not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company's shipping operations and other activities, we believe that none of the Company's United States source shipping income will be "effectively connected" with the conduct of a United States trade or business.

  United States Taxation of Gain on Sale of Vessels

        If, as the Company believes, it qualifies for exemption from tax under Section 883 in respect of the shipping income derived form the international operation of its vessels, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, the Company's shipping income from such vessels does not for whatever reason qualify for exemption under Section 883 and assuming that any decision on a vessel sale is made from and attributable to the U.S. office of the Company, as we believe likely to be the case as the Company is currently structured, then any gain derived from the sale of any such vessel will be treated as derived from U.S. sources and subject to U.S. federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the above described net income tax regime.

United States Federal Income Taxation of United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of common stock that

  •
  is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and

  •
  owns our common stock as a capital asset.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

  Distributions

        Subject to the discussion of passive foreign investment companies and CFCs below, any distributions made by the Company with respect to its common stock to a United States Holder will generally constitute dividends to the extent of the Company's current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to the Company's common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on the Company's common stock to a United States Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2008) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the Nasdaq National Market); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or will be); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on the Company's common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although we believe that they will be so eligible. Any dividends out of earnings and profits the Company pays which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis in a share of common stock—paid by the Company. If the Company pays an "extraordinary dividend" on its common stock that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

  Sale, Exchange or Other Disposition of Common Stock

        Assuming the Company does not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company's common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock. Subject to the discussion below regarding United States Stockholders of CFCs, such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.

  Controlled Foreign Corporation Status and Significant Tax Consequences

        Special United States federal income tax rules apply to a United States Stockholder of a CFC. As discussed above, we anticipate that, after this offering, we will be a CFC. A United States Holder will be a United States Stockholder if such holder owns 10 percent or more of the total combined voting power of all classes of the Company's stock entitled to vote, after application of specified attribution rules.

        Each United States Holder who is a United States Stockholder on the last day of our taxable year on which we are a CFC will be required to include his pro rata share of the Company's "Subpart F income" in his income currently as ordinary income, whether or not the Company makes any distributions of such income. For taxable years beginning on or after January 1, 2005, Subpart F income does not include income derived from the international operation of ships. However, Subpart F income does include, among other things, passive investment income, income from the sale or purchase of certain goods to or from a related party, certain income from the provision of services to a related party and any increase in the Company's investments in certain property located in the United States.

        Inclusions of Subpart F income will increase a United States Stockholder's adjusted basis in his common stock. Any subsequent distributions of earnings and profits attributable to previously included Subpart F income will be non-taxable to a United States Stockholder and will reduce a United States Stockholder's adjusted basis in his common stock.

        A United States Stockholder's gain on the disposition of the Company's stock will be treated as a dividend (which may be eligible for the preferential rates applicable to "qualified dividend income" discussed above) to the extent of the United States Stockholder's pro rata share of the Company's earnings and profits not previously taxed to him as Subpart F income. This recharacterization rule would continue to apply for a period of five years after the Company ceases to be a CFC. Any gain in excess of untaxed earnings and profits would be treated as capital gain, which may be treated as long-term capital gain as discussed above.

        A United States Stockholder will also be required to annually file an information return on Internal Revenue Service Form 5471 reporting his ownership of our common stock and providing certain information regarding us. The Company will provide its United States Stockholders with the information necessary to complete Form 5471.

  Passive Foreign Investment Company Status and Significant Tax Consequences

        Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a "passive foreign investment company" for United States federal income tax purposes. In general, the Company will be treated as a passive foreign investment company with respect to a United States Holder if, for any taxable year in which such holder holds the Company's common stock, either

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        The passive foreign investment company rules will not apply to any United States Holder for any period during which we are a CFC and such holder is a United States Stockholder with respect to the Company.

        For purposes of determining whether the Company is a passive foreign investment company, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the Company was treated under specific rules as deriving its rental income in the active conduct of a trade or business.

        Based on the Company's current operations and future projections, we do not believe that the Company is, nor do we expect the Company to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether the Company is a passive foreign investment company, the gross income it derives from its time chartering and voyage chartering activities should constitute services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that the Company owns and operates in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether the Company is a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. In addition, we have obtained an opinion from our counsel, Seward and Kissel LLP that, based upon the Company's operations as described herein, its income from time charters should not be treated as passive income for purposes of determining whether it is a passive foreign investment company. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of its operations will not change in the future.

        As discussed more fully below, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat the Company as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to the Company's common stock, as discussed below.

  Taxation of United States Holders Making a Timely QEF Election

        If a United States Holder makes a timely QEF election, which United States Holder we refer to as an "Electing Holder," the Electing Holder must report for United States federal income tax purposes its pro rata share of the Company's ordinary earnings and net capital gain, if any, for each taxable year of the Company for which it is a passive foreign investment company that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as "qualified dividend income." Net capital gain inclusions would be eligible for preferential capital gains tax rates. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that the Company incurs with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the Company's common stock. A United States Holder would make a timely QEF election for shares of the Company by filing one copy of IRS Form 8621 with his United States federal income tax return for the first year in which he held such shares when the Company was a passive foreign investment company. If the Company were to be treated as a passive foreign investment company for any taxable year, the Company would provide each United States Holder with all necessary information in order to make the QEF election described above.

  Taxation of United States Holders Making a "Mark-to-Market" Election

        Alternatively, if the Company were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, its stock is treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to the Company's common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Company's common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder. No ordinary income inclusions under this election are not treated as "qualified dividends."

  Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, if the Company were to be treated as a passive foreign investment company for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of the Company's common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company was a passive foreign investment company, would be taxed as ordinary income and would not be "qualified dividends."; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These special rules would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of the Company's common stock. If the Company is a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning the Company's common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of "Non-United States Holders"

        A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

  Dividends on Common Stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from the Company with respect to its common stock, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

  Sale, Exchange or Other Disposition of Common Stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Company's common stock, unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

        Subject to the terms and conditions of an Underwriting Agreement, dated                        , the underwriters named below, acting through their representatives, UBS Securities LLC and Bear, Stearns & Co. Inc., have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names.

Underwriters	Number of Shares
UBS Securities LLC
Bear, Stearns & Co. Inc.
Total

        The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

        The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share, of which $            may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus, to purchase, from time to time, up to an aggregate of     additional shares of common stock from us to cover over-allotments, if any, at the initial public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the    additional shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell the additional shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

        The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discounts and commissions payable by us
Proceeds, before expenses, to us
Total

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

        We agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        Each of our officers and directors and certain of our stockholders has agreed, subject to specified exceptions, not to:

  •
  offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

  •
  enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise)

for a period of 180 days after the date of this prospectus without the prior written consent of UBS Securities LLC and Bear, Stearns & Co. Inc. This restriction terminates after the close of trading of the shares of common stock on and including the 180 days after the date of this prospectus. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the foregoing 180-day period and ends on the last day of the foregoing 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 180-day period referred, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, these "lock-up" restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs. UBS Securities LLC and Bear, Stearns & Co. Inc. may, in their sole discretion and at any time or from time to time before the termination of the period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of the persons who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

        In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of UBS Securities LLC and Bear, Stearns & Co. Inc., consent to the disposition of any shares held by persons subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, and the issuance of options or shares of common stock under our stock option plan.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        We will apply to have shares of our common stock approved for quotation on the Nasdaq National Market under the symbol "EGLE."

        A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

        The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected through the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our shares of common stock was determined by negotiations among us and the representatives of the underwriters. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representative of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

        Certain of the underwriters or their respective affiliates may in the future perform investment banking and other financial services for us and our affiliates for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

LEGAL MATTERS

        The validity of the common stock and certain other matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

        The consolidated financial statements of Eagle Bulk Shipping Inc. as of March 31, 2005 and for the period from January 26, 2005 (inception) to March 31, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The discussions contained under the sections of this prospectus entitled "Business" and "The International Dry Bulk Shipping Industry" have been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We will be subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. To comply with requirements, we will file periodic reports, proxy statements and other information with the Commission.

GLOSSARY OF SHIPPING TERMS

        Following are definitions of shipping terms used in this Prospectus.

        Annual Survey—The inspection of a vessel by a classification society, on behalf of a flag state, that takes place every year.

        Bareboat Charter—Also known as "demise charter." Contract or hire of a ship under which the shipowner is usually paid a fixed amount of charter hire rate for a certain period of time during which the charterer is responsible for the operating costs and voyage costs of the vessel as well as arranging for crewing.

        Bulk Vessels/Carriers—Vessels which are specially designed and built to carry large volumes of cargo in bulk cargo form.

        Bunkers—Heavy fuel oil used to power a vessel's engines.

        Capesize—A dry bulk carrier in excess of 150,000 dwt.

        Charter—The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

        Charterer—The individual or company hiring a vessel.

        Charter Hire Rate—A sum of money paid to the vessel owner by a charterer under a time charterparty for the use of a vessel.

        Classification Society—An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the country of such vessel and the international conventions of which that country is a member.

        Deadweight Ton—"dwt"—A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's DWT or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        Draft—Vertical distance between the waterline and the bottom of the vessel's keel.

        Dry Bulk—Non-liquid cargoes of commodities shipped in an unpackaged state.

        Drydocking—The removal of a vessel from the water for inspection and/or repair of submerged parts.

        Gross Ton—Unit of 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

        Handymax—A dry bulk carrier of approximately 35,000 to 60,000 dwt.

        Handysize—A dry bulk carrier having a carrying capacity of up to approximately 35,000 dwt.

        Hull—The shell or body of a vessel.

        International Maritime Organization—"IMO"—A United Nations agency that issues international trade standards for shipping.

        Intermediate Survey—The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

        ISM Code—The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the IMO.

        Metric Ton—A metric ton of 1,000 kilograms.

        Newbuilding—A newly constructed vessel.

        OPA—The United States Oil Pollution Act of 1990 (as amended).

        Orderbook—A reference to currently placed orders for the construction of vessels (e.g., the Panamax orderbook).

        Panamax—A dry bulk carrier of approximately 60,000 to 80,000 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal.

        Protection & Indemnity Insurance—Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

        Scrapping—The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

        Short-Term Time Charter—A time charter which lasts less than approximately 12 months.

        Sister Ships—Vessels of the same class and specification which were built by the same shipyard.

        SOLAS—The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

        Special Survey—The inspection of a vessel by a classification society surveyor which takes place a minimum of every four years and a maximum of every five years.

        Spot Market—The market for immediate chartering of a vessel usually for single voyages.

        Strict Liability—Liability that is imposed without regard to fault.

        Time Charter—Contract for hire of a ship. A charter under which the ship-owner is paid charter hire rate on a per day basis for a certain period of time, the shipowner being responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

        Ton—A metric ton of 1,000 kilograms.

        Voyage Charter—Contract for hire of a vessel under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is typically responsible for any delay at the loading or discharging ports.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors and Stockholder of Eagle Bulk Shipping Inc.

        We have audited the accompanying consolidated balance sheet of Eagle Bulk Shipping Inc. and subsidiaries as of March 31, 2005 and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from January 26, 2005 (inception) through March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at March 31, 2005, and the consolidated results of their operations and their cash flows for the period from January 26, 2005 to March 31, 2005, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

New York, New York
April 1, 2005

EAGLE BULK SHIPPING INC.

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005

Assets:
Current Assets:
Cash	$4,187,084
Prepaid Insurance	19,124

Total Current Assets	4,206,208
Fixed Assets:
Advances for Vessel Deposits	36,518,100
Other Vessel Related Costs	150,927

Total Fixed Assets	36,669,027
Deferred Debt Issuance Costs	30,000

Total Assets	$40,905,235

Liabilities & Stockholder's Equity
Current Liabilities:
Accounts Payable	$237,717
Accrued Liabilities	651,453

Total Current Liabilities	889,170
Common stock, par value $.01, 500 shares authorized, 500 shares issued and outstanding	5
Additional Paid-In Capital	40,843,657
Subscription Receivable	(21,384)
Accumulated Deficit	(806,213)

Total Stockholder's Equity	40,016,065

Total Liabilities & Stockholder's Equity	$40,905,235

        The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPPING INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005

General and Administrative Expenses	$(806,213)

Net Loss	$(806,213)

Loss per Share—Basic and Diluted	$(1,612)

        The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPPING INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005

	Common Shares	Additional Paid In Capital	Subscription Recievable	Accumulated Deficit	Total
Balance at January 26, 2005	$—	$—	$—	$—	$—
Issuance of Common Stock	5	40,843,657	(21,384)		40,822,278
Net Loss				(806,213)	(806,213)

	$5	$40,843,657	$(21,384)	$(806,213)	$40,016,065

        The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPPING INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005

Cash Flows from Operating Activities
Net Loss	$(806,213)
Adjustments to Reconcile Net Loss to Net Cash used in Operating Activities:
Changes in Operating Assets and Liabilities:
Prepaid Insurance	(19,124)
Accounts Payable	237,717
Accrued Liabilities	500,526

Net Cash Used in Operating Activities	(87,094)
Cash Flows from Investing Activities
Advances for Vessel Deposits	(36,518,100)

Net Cash Used in Investing Activities	(36,518,100)
Cash Flows from Financing Activities
Issuance of Common Stock	40,822,278
Deferred Debt Issuance Costs	(30,000)

Net Cash from Financing Activities	40,792,278

Net Increase in Cash	4,187,084
Cash at Beginning of Period	—

Cash at End of Period	$4,187,084

The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPPING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and General Information:

        The accompanying consolidated financial statements include the accounts of Eagle Bulk Shipping Inc. and its wholly-owned subsidiaries (collectively, the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of dry bulk vessels.

        The Company is a holding company incorporated on March 23, 2005, under the laws of the Republic of the Marshall Islands. Following incorporation, the Company merged with Eagle Holdings LLC, a Marshall Islands limited liability company formed on January 26, 2005, and became a wholly-owned subsidiary of Eagle Ventures LLC, a Marshall Islands limited liability company. Eagle Ventures LLC is owned by Kelso Investments Associates VII, L.P. and KEP VI, LLC, both affiliates of Kelso & Company, L.P., members of management and outside investors. This was accounted for as a reorganization of entities under common control.

        The Company is in the process of acquiring vessels. The Company is the sole owner of all of the outstanding shares of the following Marshall Island incorporated subsidiaries:

Company	LLC Agreement Date	Vessels Contracted to be Acquired	dwt.	Built
Cardinal Shipping LLC	March 17, 2005	Cardinal	55362	2004
Condor Shipping LLC	January 28, 2005	Condor	50206	2001
Falcon Shipping LLC	January 28, 2005	Falcon	50206	2001
Griffon Shipping LLC	March 17, 2005	Griffon	46635	1995
Harrier Shipping LLC	January 28, 2005	Harrier	50206	2001
Hawk Shipping LLC	January 28, 2005	Hawk	50206	2001
Kite Shipping LLC	February 24, 2005	Kite	47195	1997
Osprey Shipping LLC	February 24, 2005	Osprey	50206	2002
Peregrine Shipping LLC	March 17, 2005	Peregrine	50913	2001
Shikra Shipping LLC	March 17, 2005	Shikra	41096	1984
Sparrow Shipping LLC	February 24, 2005	Sparrow	48225	2000

        The operations of the vessels are managed by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company.

2.    Significant Accounting Policies:

  (a)
  Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Eagle Bulk Shipping Inc. and its wholly-owned subsidiaries referred to in Note 1. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b)
  Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c)
  Other Comprehensive Income (Loss): The Company intends to follow the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires separate presentation of certain transactions, which are recorded directly as components of stockholders' equity. The Company has no such transactions which affect comprehensive income (loss) and, accordingly, comprehensive income (loss) equals net income (loss).

  (d)
  Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

  (e)
  Impairment of Long-Lived Assets: The Company uses SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that, long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company should evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company's vessels.

  (f)
  Vessel Depreciation: Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Each vessel's salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Management estimates the useful life of the Company's vessels to be 28 years from the date of initial delivery from the shipyard. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective.

  (g)
  Accounting for Dry-Docking Costs: The Company follows the deferral method of accounting for dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next dry-docking is scheduled to become due. Unamortized dry-docking costs of vessels that are sold are written off.

  (h)
  Financing Costs: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized to interest expense over the life of the related debt. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made.

  (i)
  Accounting for Revenues and Expenses: Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as incurred. Vessel operating expenses are accounted for on the accrual basis.

  (j)
  Repairs and Maintenance: All repair and maintenance expenses including major overhauling and underwater inspection expenses are expensed as incurred.

  (k)
  Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus, the Company has determined that it operates under one reportable segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

  (l)
  Derivatives: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives' fair value recognized currently in earnings unless specific hedge accounting criteria are met. During the period January 26, 2005 (inception) to March 31, 2005, the Company did not engage in any hedging activities.

  (m)
  Loss Per Share: Loss per share has been calculated by dividing the net loss by the weighted average number of common shares outstanding during the period.

3.    Recent Accounting Pronouncements:

        On December 16, 2004, Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123(R)), "Share-Based Payment," was issued. SFAS No. 123(R) is a revision of SFAS No. 123 and supersedes APB No. 25. The approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure, required under SFAS No. 123, is no longer an alternative. The Company adopted SFAS No. 123(R) at inception.

4.    Advances for Vessel Deposits

        The Company through its subsidiaries has entered into contracts to purchase 11 Handymax dry bulk vessels from three unaffiliated owners. The Company has funded deposits in the amount of $36,518,100 representing 10% of the purchase price of the vessels. At March 31, 2005 the unpaid balance of the purchase price of the vessels was $328,663,000.

5.    Credit Facility

        The Company has obtained an indicative term sheet for a $330,000,000 revolving credit facility with a commercial bank. The facility will be used to refinance existing indebtedness, to fund vessel acquisitions and for working capital requirements.

        The facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents.

6.    Related Party Transactions

        Kelso & Company, L.P. has committed to provide, or cause to be provided, up to $90 million of additional financing which may be in the form of common stock or preferred stock through Eagle Ventures LLC or debt directly to the Company or a combination thereof.

        The Company has a financial advisory agreement dated February 1, 2005 with Kelso & Company, L.P. Under the terms of the agreement the Company will pay Kelso & Company, L.P. annual fees of up to $500,000.

        Members of the Company's management have been awarded profit interests in Eagle Ventures LLC that may entitle them to a portion of the appreciation in value of Eagle Ventures LLC. To the extent of such profit interests the Company will record a compensation charge.

[Company Logo]

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accountants' Fees and Expenses
Nasdaq Entry Fee
Blue Sky Fees and Expenses
Transfer Agent's Fees and Expenses
Miscellaneous Costs

Total

Item 14.    Indemnification of Directors and Officers.

        The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

  (1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

  (2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 15.    Recent Sales of Unregistered Securities.

        Our company was formed on March 23, 2005. Since our inception, we issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. No underwriters were involved in any of the below-referenced sales of securities.

        (1)   On March 31, 2005, in connection with our formation, we sold 250 shares of our common stock, par value $.01 per share, to Eagle Ventures LLC for an aggregate purchase price of $250.

        (2)   On March 31, 2005, in connection with the merger of Eagle Holdings LLC with and into our company, all of the issued and outstanding membership interests in Eagle Holdings LLC (which were held by Eagle Ventures LLC) were converted into and exchanged for, and we issued, 250 shares of our common stock, par value $.01 per share, to Eagle Ventures.

        The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Description
1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company*
3.2	Amended and Restated Bylaws of the Company*
4	Form of Share Certificate of the Company*
5	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares*
8	Opinion of Seward & Kissel LLP, United States Counsel to the Company, with respect to certain tax matters*
10.1	Form of Registration Rights Agreement*
10.2	Form of Management Agreement*
10.3	Loan agreement relating to the New Credit Facility*
21	Subsidiaries of the Company
23.1	Consent of Seward & Kissel LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Drewry Shipping Consultants Limited
23.4	Consent of Nominee for Director of Eagle Bulk Shipping Inc.
24	Powers of Attorney**

*
To be filed by amendment.

**
Contained on the signature page hereto.

Item 17.    Undertakings.

  A.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  B.
  The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant to has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 4, 2005.

EAGLE BULK SHIPPING INC.
By:	/s/ SOPHOCLES N. ZOULLAS Sophocles N. Zoullas President, Chief Executive Officer and Chairman of the Board

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Sophocles N. Zoullas, Gary J. Wolfe, and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 4, 2005 in the capacities indicated.

Signature	Title

/s/ SOPHOCLES N. ZOULLAS Sophocles N. Zoullas	Director, President, Chief Executive Officer, Chairman of the Board and Secretary (Principal Executive Officer)
/s/ MICHAEL B. GOLDBERG Michael B. Goldberg	Director
/s/ PHILIP E. BERNEY Philip E. Berney	Director
/s/ FRANK J. LOVERRO Frank J. Loverro	Director
/s/ ALAN S. GINSBERG Alan S. Ginsberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
PUGLISI & ASSOCIATES		Authorized Representative in the United States
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

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TABLE OF CONTENTS
DRY BULK SHIPPING INDUSTRY DATA
PROSPECTUS SUMMARY
Our Company
Our Fleet
Management of Our Fleet
Our Competitive Strengths
Our Business Strategy
Dividend Policy
Our New Credit Facility
Corporate Structure
Compensation of Executives
Our Equity Sponsor
The Offering
Risk Factors
Summary Consolidated Financial Data
RISK FACTORS
Industry Specific Risk Factors
Company Specific Risk Factors
Risks Relating to Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY
World Seaborne Trade in 2004 (p)
Trade in Dry Bulk Commodities Only
Dry Bulk Seaborne Trade—2004 (p)
Dry Bulk Trade Development
GDP Growth (% change)
Major Dry Bulk Seaborne Trade Routes
Dry Bulk Carrier Fleet Development—Deliveries v Scrappings
Dry Bulk Carrier Fleet and Orderbook Development
Dry Bulk Carrier Fleet—February, 2005
Dry Bulk Carrier Orderbook—February, 2005
Dry Bulk Carrier Scrapping
Time Charter Rates—12 month period, prompt delivery (US$ per day)
Baltic Freight Indices—index points
Dry Bulk Carrier Newbuilding Prices (US$ million)
Dry Bulk Carrier Secondhand Prices (US$ million)
BUSINESS
NEW CREDIT FACILITY
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF CAPITAL STOCK
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GLOSSARY OF SHIPPING TERMS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EAGLE BULK SHIPPING INC. CONSOLIDATED BALANCE SHEET MARCH 31, 2005
EAGLE BULK SHIPPING INC. CONSOLIDATED STATEMENT OF OPERATIONS FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005
EAGLE BULK SHIPPING INC. CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005
EAGLE BULK SHIPPING INC. CONSOLIDATED STATEMENT OF CASH FLOWS FROM JANUARY 26, 2005 (INCEPTION) TO MARCH 31, 2005
EAGLE BULK SHIPPING INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
SIGNATURES